BEFORE THE PUBLIC SERVICE COMMISSION

                            OF THE STATE OF DELAWARE

IN THE MATTER OF THE APPLICATION OF     )
DELMARVA POWER & LIGHT COMPANY,         )
CONECTIV COMMUNICATIONS, INC.,          )
POTOMAC ELECTRIC POWER COMPANY,         )
AND NEW RC, INC., FOR PERMISSION TO     )
TRANSFER CONTROL OF DELMARVA            )   PSC DOCKET NO. 01-194
POWER & LIGHT COMPANY AND               )
CONECTIV COMMUNICATIONS, INC.           )
UNDER THE PROVISIONS OF 26 DEL. C.      )
ss.ss. 215 AND 1016 (FILED MAY 11, 2001 )




                                 ORDER NO. 5941

I.   BACKGROUND

     1. On May 11, 2001, applicants Delmarva Power & Light Company ("Delmarva"), Conectiv Communications, Inc. ("Conectiv"), Potomac Electric Power Company ("PEPCO"), and New RC, Inc., jointly filed an application ("Application") with the Public Service Commission of the State of Delaware (the "Commission") for approval of the proposed transfer of indirect control of Delmarva and Conectiv to New RC and PEPCO via a merger of Delmarva's parent corporation, Conectiv, into a subsidiary of New RC. New RC is currently owned by PEPCO, but upon closing will become the parent of PEPCO and Conectiv.

     2. The Commission opened this docket to consider the Application, and designated Robert P. Haynes as Hearing Examiner.

     3. Besides Staff and the Division of the Public Advocate ("DPA"), the following parties intervened and participated in the proceedings: the International Brotherhood of Electrical Workers Local Union No. 1307 ("IBEW"); BOC Gases, Inc. ("BOC"); the Consumers Education & Protective Association of Delaware ("CEPA"); Mr. Bernard J. August ("Mr. August"); the Cable Telecommunications Association of MD, DE and DC ("Cable"); Old Dominion Electric

Cooperative ("ODEC"), the Delaware Electric Cooperative ("DEC"); the Delaware Energy Users Group ("DEUG"); and AES NewEnergy, Inc. ("AES").

     4. On October 17, 2001, Staff, ODEC/DEC, AES, and the DPA submitted direct testimony in opposition to the Application.

     5. At Staff's request, the procedural schedule was suspended in order to permit the parties to engage in settlement discussions.

     6. On November 28, 2001, a hearing was held at which all of the prefiled direct testimony was entered into the record, although cross-examination was adjourned to allow additional settlement negotiations.

     7. On November 30, 2001, all parties except AES (the "Settling Parties") jointly filed a Proposed Settlement.

     8. On December 14, 2001, AES filed supplemental direct testimony opposing the Proposed Settlement.

     9. At a subsequent hearing to consider the Proposed Settlement held on December 18, 2001, AES's supplemental direct testimony was entered into the record, and the various witnesses supporting the Proposed Settlement testified orally in favor of the Proposed Settlement and were subject to cross-examination by AES.

     10. On January 11 and 18, 2002, the Settling Parties and AES submitted initial and reply post-hearing briefs.

     11. On February 12, 2002, the Hearing Examiner issued his Findings and Recommendations ("HER") in which he recommended that the Commission approve the Proposed Settlement in its entirety.

     12. On February 26, 2002, AES filed exceptions to the HER that set forth the same objections to the Proposed Settlement as it had set forth in its supplemental direct testimony and post-hearing briefs.

     13. The Commission met on March 19, 2002 to hear oral argument and to deliberate in public session with respect to the HER. This represents the Commission's final Findings, Opinion, and Order in this docket.

II.  FINDINGS AND OPINION

     14. The Proposed Settlement is in the public interest and should be approved. We are mindful of AES's contentions in its exceptions to the HER, which contentions were also presented to the Hearing Examiner, but we believe that the Hearing Examiner correctly addressed those arguments and found them wanting./1

     15. First, AES challenges the provision of the Proposed Settlement that establishes a rate freeze at the end of the Transition Period set forth in 26 Del. C. ss. 1004(a). AES asserts that the Proposed Settlement's rate freeze extends the Transition Period beyond that established in Section 1004(a). (AES Exceptions, page 2.) The Hearing Examiner dismissed this contention, finding that nothing in the Proposed Settlement extends the Transition Period beyond the dates provided in Section 1004, and noting that the Proposed Settlement actually recognizes the end of the statutory Transition Period because: (1) the rate freeze in the Proposed Settlement does not go into effect until after the Transition Period expires; and (2) the rates to be charged will be higher than the Transition Period rates. (HER at 26-27, P. 45.) We agree with the Hearing Examiner and adopt his reasoning.

--------------
     1 We note that none of AES's exceptions challenge the merger among Delmarva, Conectiv, PEPCO, and New RC. Indeed, AES's counsel reiterated during her argument on AES's exceptions that AES was not taking issue with the merger itself. (Tr. at 368-69.)

     16. Next, AES contends that the Proposed Settlement violates 26 Del. C. ss.1006(a)(2) because there has been no showing that the post-transition rates will be representative of the "regional wholesale electric market price plus a reasonable allowance for retail margin." (AES Exceptions, page 2.) AES argues that none of the Settling Parties provided any "evidence" of how the proposed rates were derived or that they comply with Section 1006(a)(2); rather, the Settling Parties only made "mere oral assertions" that the proposed rates complied with Section 1006(a)(2). (Id. at 3.) AES further argues that this was not so, however, because the post-transition rates were derived in the "exact same manner" as the transition rates and the fact that the proposed rates are higher than current transition rates does not mean that they satisfy the requirements of Section 1006(a)(2). (Id. at 5.) Thus, AES concluded, the Settling Parties have failed to meet their burden of proof with respect to the post-transition rates. (Id. at 3-5.)

     17. The Hearing Examiner disagreed with AES's contentions. He found that
Section 1006 did not change the Commission's authority to approve rate settlements when they were adequately supported and were in the public interest; rather, it only required the Commission to find that the proposed rates are "representative of regional wholesale electric market prices, plus a reasonable allowance for retail margin.'" (HER at 30) (citation omitted in original.) The statute does not tell the Commission how it has to make that finding. Here, the Hearing Examiner accepted Staff's argument that the post-transition rates were calculated in the same way as the transition rates, and if the transition rates were acceptable, then the post-transition rates should be acceptable as well. (HER at 30, P. 52.) The Hearing Examiner also noted the testimony of Staff witness Dillard, Applicants' witness Wathen, and DPA witness Crane, each of whom concluded that the Proposed Settlement's rate provisions are reasonable and should be approved as consistent with Section 1006. The Hearing Examiner found that these witnesses provided sufficient supporting testimony that the Commission may reasonably rely upon in determining that the Proposed Settlement's rates are representative of the regional wholesale market electric price, plus a reasonable allowance for retail margin. (HER at 30, P. 51.) Furthermore, the Hearing Examiner observed that settlements do not require the same evidence as a fully litigated case does; indeed, if AES's argument were to be accepted, no settlement could ever be supported "if the parties had to agree on the 'correct' ratemaking recipe used to support the end result." (Id.) Additionally, the Hearing Examiner pointed out that AES could have proffered its own evidence that the post-transition rates did not comply with Section 1006(a)(2) but did not do so. (Id. at 30-31 P. 53.) Finally, the Hearing Examiner observed that in a litigated rate case the Commission would have no authority to order Delmarva to freeze rates, and so the proposed rates should be considered as a benefit consistent with the public interest and Section 1006. (Id.)

     18. We agree with the Hearing Examiner. This is a settlement of a contested proceeding, and under 26 Del. C. ss. 512 we need only determine whether the Proposed Settlement is in the public interest. We conclude that it is. The proposed rates were calculated in the same manner as the transition rates approved in PSC Docket No. 99-163, and the fact that those rates also were approved in a settlement is of no moment. The manner in which those rates were calculated was a contested issue at the hearing at which the proposed settlement of that docket was considered, and the Commission found that the rates did comply with Section 1006(a)(2). Therefore, we adopt the Hearing Examiner's reasoning in rejecting AES's contention.

     19. On this same issue, AES argued that it had not had sufficient time to develop the record with respect to the rates in the Proposed Settlement. (AES Exceptions at 6.) The

Hearing Examiner dismissed this contention, noting that AES could have (but did not) asked for discovery into the proposed rates at the time the procedural schedule was being revised to consider the Proposed Settlement; instead, it waited until the post-hearing briefing to raise the issue. In light of this, the Hearing Examiner concluded that AES had waived its argument concerning the lack of time to investigate the proposed rates. (HER at 32 P. 54.) We agree with the Hearing Examiner; if AES thought it needed additional time to investigate the proposed rates, it should have requested the Hearing Examiner to grant it that additional time, and if the Hearing Examiner declined to do so, it could have brought the matter before the Commission. Having failed to do so, it cannot now be heard to complain.

     20. AES next takes issue with the Proposed Settlement's provision that it claims would change the "returning customer" rule. Pursuant to Delmarva's current tariff, which we approved in connection with the settlement of PSC Docket No. 99-163, a large customer that returns to Delmarva's supply service from a competing supplier must either commit to remain with Delmarva for a 12-month period in exchange for a fixed price or it will be charged the monthly-changing Market Pricing Standard Service ("MPSS") without a 12-month commitment. The Proposed Settlement seeks to eliminate the fixed-price option, and to limit returning customers to either MPSS or a negotiated contract rate.

     21. AES argues that the elimination of the fixed price option for returning large customers will "present a formidable barrier to any customer contemplating participation in retail choice" because a customer that returns to Delmarva will be subject to potential spot market prices for several years under the MPSS tariff. (AES Exceptions at 7-8.) AES further asserts that this proposed change fails to comply with the requirements set forth in the Administrative Procedures Act for changing rules or regulations. (Id. at 7.)

     22. The Hearing Examiner dismissed these contentions. First, he found that the proceeding in which the returning customer rule was first promulgated was a case decision, not a rulemaking procedure or procedure for implementing regulations. (HER at 35 P. 62.) He pointed out that the returning customer rule was part of Delmarva's tariff, and observed that in PSC Regulation Docket No. 49, the Commission had rejected attempts to make the returning customer provisions part of the regulations. Instead, the Commission ordered that customer retention issues be handled individually for each utility. (Id. at 36
P. 63.)

     23. The Hearing Examiner next turned to AES's argument that a returning customer is entitled to standard offer service under Section 1006, which he found had "some merit." (Id. at 37 P. 65.) However, the Hearing Examiner was persuaded by Staff's argument that the Commission could determine different rates for different customers based upon different usage, noting that the transition period rates were different for each rate class. The Hearing Examiner observed that under the Act's definition of standard offer service, a returning customer was entitled to standard offer service, but nothing mandated that a returning customer receive the same standard offer service as other customers [that never left]. (Id.) The Hearing Examiner rejected AES's argument that standard offer service rates must be fixed, noting that market prices are not fixed and that it was reasonable for the Commission to conclude that the flexible rate in MPSS was appropriate as the standard offer service rate for large customers who are particularly responsive to market prices. (Id. at 37 P. 66.) The Hearing Examiner also pointed out that in PSC Docket No. 99-163 the Commission had recognized that returning customers could impose higher costs and respond to market conditions and competition more quickly than other customers, and that Section 1010(c) of the Act supported retail market price rates for larger customers that might be higher than the standard offer service rates available to other customers. (Id. at 38 P. P. 67-68.)

     24. We agree with and adopt the Hearing Examiner's reasoning in rejecting AES's contentions with respect to the returning customer rule.

     25. AES next argues that the Proposed Settlement's methodology for correcting the inadequacies in the transmission system has numerous weaknesses, and those weaknesses require the formation of a working group to provide "constructive, concrete feedback" to the Commission. (AES Exceptions at 8-9.) The Hearing Examiner agreed with the Settling Parties that the Proposed Settlement adequately addresses the transmission congestion issue raised by ODEC/DEC and Staff, and further noted that the settlement negotiation process itself constituted a "working group" of the sort sought by AES. Furthermore, the Hearing Examiner opined that the Proposed Settlement's mechanism should be implemented and monitored before the Commission intervened to impose any additional steps. Finally, the Hearing Examiner observed that the Commission currently had an open rulemaking docket concerning reliability in which the transmission issue could be pursued further. (Id. at 42-43, P. P. 76-79.)

     26. Again, we agree with and adopt the Hearing Examiner's conclusions and recommendations on this issue. We are sympathetic to AES's concerns, but we believe that the process set forth in the Proposed Settlement is reasonable and should be given an opportunity to work. If a party believes that the process set forth in the Proposed Settlement is not working, that party is free to bring its concerns before the Commission.

     27. Finally, AES asserts that the Hearing Examiner's conclusion that the Proposed Settlement benefits competition as a whole "fails to recognize that MPSS service is no longer an option, but a mandatory [standard offer service] upon return to utility [standard offer service] for large customers (other than an unspecified negotiated contract option)." (AES Exceptions at 9.) Rather, AES contends, the Proposed Settlement will result in the continuation of monopoly standard offer service to retail customers through May 1, 2006, which is detrimental, not beneficial, to competition.

     28. We disagree that the Proposed Settlement is detrimental to competition. We do not believe, for example, that it is in the public interest to abandon a cap on how high rates can go in order to encourage more competition and possibly have Delaware consumers pay even higher rates. But even if the Proposed Settlement did not promote competition, the promotion of competition is not the sole issue that we should consider in determining whether the Proposed Settlement is in the public interest. We are convinced that the Proposed Settlement is in the public interest because, among other things (and in addition to the rate freeze):

     o it maintains Delmarva's operational headquarters and significant senior management in Delaware for the next five years (thus maintaining jobs for Delaware residents);

     o    Delmarva will maintain its current level of charitable contributions;

     o Delmarva will not seek rate recovery of merger-related costs (which are frequently substantial, and we have no reason to believe the same is not true here);

     o Delmarva will contribute $200,000 to an organization designated by Staff and the DPA for the promotion of renewable resources in Delaware and for informing customers of such organization;

     o Delmarva will adopt service level guarantees for keeping appointments, installations for new residential customers, bill accuracy and outage restorations, and other service level guarantees will be addressed in other separate proceedings;

     o Delmarva will add three transmission projects to be completed by May 2008 and will accelerate one already-planned transmission improvement for completion by May 2006;

     o Delmarva will make a $750,000 contribution to Murex Investments in a form that will trigger matching federal or state funds, to the extent that such funds are available and conditioned upon spending the funds on job training and small business development within Delmarva's Delaware service territory;

     o Delmarva would implement a methodology designed to lower the congestion over its transmission system through using analysis of "off-cost operations" data available from PJM;

     o The Applicants agreed to honor all union contracts relating to severance and benefits and to engage in future good faith negotiations, consistent with the requirements of 26 Del. C.ss.1016(b);

     o Delmarva agreed to make modifications with respect to information exchanges with competitive suppliers and in its peak management program, which addresses the issues initially raised by AES in its direct testimony and identified by AES as changes that would promote the development of competitive electricity markets; and

     o Each Settling Party retains the right to petition the Commission to reopen this proceeding for the purpose of substituting the terms and conditions of this Settlement with the terms and conditions of a different settlement if entered into by Delmarva in Maryland. Such right shall be exercisable only within 30 days of the filing of such settlement made in Maryland.

     29. These are very real benefits to the residents of the state of Delaware, and these benefits accrue to all groups, not simply the providers of energy. We find it significant that groups with interests as diverse as DEUG (large industrial users which support customer choice and competition) and CEPA (which started out opposed to the merger) support this settlement, which suggests that they find benefits to their own constituencies in the Proposed Settlement. That having been said, we believe that AES played a very valuable role in this proceeding in bringing issues to the Commission for consideration, even if we ultimately rejected those arguments.

     30. Turning to the approval of the merger, we find that the proposed merger satisfies 26 Del. C. ss.215(d) in that it is in accordance with law, is for a proper purpose, and is consistent with the public interest. The record reflects that the merger will enhance reliability through increased investment strength. It will enhance customer service through the service guarantees adopted in the Proposed Settlement, and the service guarantees to be considered in separate proceedings. There are also potential benefits associated with size, such as economies of scale in connection with purchasing (Exhs. 2-4 (testimony of Delmarva witnesses)). We also find that the proposed merger satisfies the requirements of 26 Del. C. ss. 1016(a) that any proposed merger insure that the successor will continue safe and reliable transmission and distribution services. The record shows that with the improvements to Delmarva facilities that will be made over the course of the next few years, PEPCO is committed to maintaining a high level of service to Delaware customers. The proposed merger meets the requirements of 26 Del. C. ss. 1016(b) as well, relating to commitments made regarding existing collective bargaining agreements and future negotiations with collective bargaining units.

ORDER

     AND NOW, this 16th day of April, 2002, IT IS HEREBY ORDERED:

     1. That the Hearing Examiner's Findings and Recommendations attached hereto as Exhibit "A" are adopted in their entirety.

     2. That the merger among Delmarva Power & Light Company, Conectiv Communications, Inc., Potomac Electric Power Company, and New RC, Inc., is hereby approved.

     3. That the Commission reserves jurisdiction and authority to enter such further orders in this matter as may be deemed necessary or proper.

                                        BY ORDER OF THE COMMISSION:


                                        /s/ Arnetta McRae
                                        --------------------------------
                                        Chair


                                        --------------------------------
                                        Vice Chair


                                        /s/ Joann T. Conaway
                                        --------------------------------
                                        Commissioner


                                        /s/ Donald J. Puglisi
                                        --------------------------------
                                        Commissioner


                                        /s/ Jaymes B. Lester
                                        --------------------------------
                                        Commissioner
ATTEST:


/s/ Karen J. Nickerson
---------------------------
Secretary

                                E X H I B I T "A"


                      BEFORE THE PUBLIC SERVICE COMMISSION
                                     OF THE
                                STATE OF DELAWARE


IN THE MATTER OF THE APPLICATION OF             )
DELMARVA POWER & LIGHT COMPANY,                 )
CONECTIV COMMUNICATIONS, INC.,                  )
POTOMAC ELECTRIC POWER COMPANY,                 )
AND NEW RC, INC., FOR PERMISSION TO             )   PSC DOCKET NO. 01-194
TRANSFER CONTROL OF DELMARVA                    )
POWER & LIGHT COMPANY AND CONECTIV              )
COMMUNICATIONS, INC., UNDER THE                 )
PROVISIONS OF 26 DEL. C.ss.ss.215 AND 1016      )
(Filed May 11, 2001)                            )





              FINDINGS AND RECOMMENDATIONS OF THE HEARING EXAMINER















DATED: February 12, 2002                               ROBERT P. HAYNES
                                                       HEARING EXAMINER

                                TABLE OF CONTENTS

                                                                            page


I.    APPEARANCES..............................................................1

II.   PROCEDURAL HISTORY.......................................................2

III.  SUMMARY OF THE EVIDENCE..................................................4
      A.  Applicants...........................................................4
      B.  Staff................................................................9
      C.  DPA.................................................................11
      D.  DEC/ODEC............................................................14
      E.  AES.................................................................16
      F.  Public Comments.....................................................17
      G.  Proposed Settlement.................................................17

IV.   DISCUSSION..............................................................21
      A.  Applicable Legal Standards..........................................21
      B.  Opposition to the Proposed Settlement...............................22
          1.  Introduction....................................................22
          2.  The Transition Period and Post-Transition Period Rates..........23
          3.  Change to the "Returning Customer" Rule.........................29
          4.  Establishing Delmarva as the Standard Offer Service Supplier....35
          5.  Transmission Line Congestion....................................37
      C.  The Proposed Settlement And Applicable Legal Standards..............39
          1.  Ratepayer Benefits..............................................39
          2.  Competition Benefits............................................41
          3.  Community Benefits..............................................42
          4.  Transmission and Distribution Reliability Benefits..............43
          5.  Conclusion......................................................44

V.    RECOMMENDATIONS.........................................................46



APPENDIX A-PROPOSED SETTLEMENT

                      BEFORE THE PUBLIC SERVICE COMMISSION
                                     OF THE
                                STATE OF DELAWARE



IN THE MATTER OF THE                      )
APPLICATION OF DELMARVA POWER             )
& LIGHT COMPANY, CONECTIV                 )
COMMUNICATIONS, INC., POTOMAC             )
ELECTRIC POWER COMPANY, AND               )
NEW RC, INC., FOR PERMISSION TO           )     PSC DOCKET NO. 01-194
TRANSFER CONTROL OF DELMARVA              )
POWER & LIGHT COMPANY AND                 )
CONECTIV COMMUNICATIONS, INC.,            )
UNDER THE PROVISIONS OF 26 DEL.           )
C.ss.ss.215 AND 1016 (Filed May 11, 2001) )






                          FINDINGS AND RECOMMENDATIONS
                                     OF THE
                                HEARING EXAMINER

     Robert P. Haynes, duly appointed Hearing Examiner in this Docket pursuant to 26 Del. C.ss.502 and 29 Del. C. Ch. 101, by Commission Order No. 5722, dated May 22, 2001, reports to the Commission as follows:

I.   APPEARANCES

     The following counsel and pro se parties appeared at the hearings:

     On behalf of Delmarva Power & Light Company d/b/a Conectiv Power Delivery:
     BY:  RANDALL V. GRIFFIN, ESQUIRE

     On behalf of Potomac Electric Power Company:
     BY:  KIRK EMGE, ESQUIRE

     On behalf of the Public Service Commission Staff:
     ASHBY & GEDDES
     BY:  JAMES McC. GEDDES, ESQUIRE

     On behalf of the Division of the Public Advocate:
     BY:  G. Arthur Padmore, Public Advocate

     On behalf of Delaware Electric Cooperative, Inc. and Old Dominion Electric Cooperative, Inc.:

     LeCLAIR RYAN, P.C.
     BY: ERIC M. PAGE, ESQUIRE

     On behalf of Delaware Energy Users Group:
     CHRISTIAN & BARTON, L.L.P.
     BY: LOUIS R. MONACELL, ESQUIRE

     On behalf of BOC Gases:
     McNEES, WALLACE & NURICK
     BY: DAVID M. KLEPPINGER, ESQUIRE
         SUSAN M. BRUCE, ESQUIRE

     On behalf of AES New Energy, Inc.:
     ALEXANDER & CLEAVER, P.A.
     BY: CHANTEL R. ORNSTEIN, ESQUIRE

     BERNARD J. AUGUST, PROSE

II.  PROCEDURAL HISTORY

     1. On May 11, 2001, Applicants Delmarva Power & Light Company ("Delmarva" or "DP&L"), Conectiv Communications, Inc. ("CCI"),/2 Potomac Electric Power Company ("Pepco") and New RC, Inc. jointly filed an application ("Application") with the Public Service Commission of the State of Delaware ("Commission") for approval of the proposed transfer of indirect control of Delmarva and CCI to New RC and Pepco via a merger of Delmarva's parent corporation, Conectiv, into New RC, which is owned by Pepco. The filing was made pursuant to sections 215 and 1016 of the Public Utilities Act of 1974, as amended. 26 Del. C.ss.ss.215 and 1016.

     2. On May 22, 2001, in Order No. 5722, the Commission established this proceeding, assigned the matter to this Hearing Examiner, and directed public notice be published of the Application and the Commission proceeding. Ex. 1.

--------------
     2 CCI remains in existence as a telephone utility included in the Application notwithstanding a sale of most of its assets and its entire retail customer accounts to Cavalier Telephone, LLC under a separate transaction approved by this Commission.

     3. A pre-hearing conference and public comment hearing was held in Dover on June 18, 2001, and additional public comment hearings were held the evenings of September 10, 12, and 18, 2001, in Wilmington, Dover, and Georgetown, respectively.

     4. The parties to this case are the Applicants, the Commission Staff ("Staff"), the Division of the Public Advocate ("DPA"), the International Brotherhood of Electrical Workers Local Union 1307 ("IBEW"), BOC Gases ("BOC"), the Consumers Education & Protective Association of Delaware ("CEPA"), Mr. Bernard J. August, the Cable Telecommunications Association of MD, DE & DC, Old Dominion Electric Cooperative ("ODEC"), Delaware Electric Cooperative ("DEC"), the Delaware Energy Users Group ("DEUG"), and AES NewEnergy, Inc. ("AES").

     5. On October 17, 2001, Staff, DEC/ODEC, DPA, and AES submitted prepared direct testimony in opposition to the Application. Prior to the filing of Applicants' rebuttal testimony, Staff requested suspending the procedural schedule except for the scheduled hearing on November 28, 2001. This request was made to allow settlement discussions, and it was granted, as it was not opposed, although the parties were directed to continue with their discovery.

     6. On November 28, 2001, a hearing was held in Dover at which time the parties' direct testimonies were admitted into the record, with cross-examination deferred until a later date. At the request of the parties, the hearing was adjourned to allow further settlement negotiations. Following the settlement conference, the parties reported that a settlement would be submitted on behalf of most of the parties, and they presented a revised procedural schedule in order to review the settlement and any opposition to it. This revised schedule was approved without objection.

     7. Pursuant to the schedule, on November 30, 2001, Applicants, Staff, DPA, BOC, CEPA, DEC, ODEC, IBEW, Bernard August and DEUG (hereinafter jointly referred to as "settling parties") jointly filed a document entitled "Proposed Settlement." On December 14, 2001, AES filed supplemental direct testimony in opposition to the Proposed Settlement, and this testimony and the oral testimony supporting the Proposed Settlement by Applicants, Staff, DPA and DEC/ODEC witnesses were received into evidence on December 18, 2001 at a duly noticed technical public hearing held in Wilmington. Ex. 15. A further duly noticed public comment hearing was held in Dover on December 20, 2001. Id.

     8. On January 11, 2002, Applicants, Staff, DPA, DEC/ODEC, BOC, DEUG, and AES submitted initial post-hearing briefs, and on January 18, 2002, Applicants, Staff, DPA, DEC/ODEC, DEUG, and AES submitted reply briefs. IBEW also submitted a late reply brief.

     9. The evidentiary record consists of twenty exhibits, 363 pages of verbatim transcripts, and public oral and written comments. I have considered the entire record and the arguments in the post-hearing briefs,/3 and submit for the Commission's consideration these Findings and Recommendations.

III. SUMMARY OF THE EVIDENCE4

     A.   Applicants

     10. Applicants' direct case consisted of three statements of pre-filed testimony submitted by five witnesses. Pepco Chairman and Chief Executive Officer John M. Derrick, Jr. and Conectiv President and Chief Operating Officer Thomas S. Shaw jointly testified to the merger's general benefits. Ex. 2. They noted that the merger would result in the combined

--------------
     3 The parties initial and reply briefs will be cited as "IB" and "RB," respectively. I have not considered attachments to the briefs of certain parties that included non-record documents.

     4 The section liberally is taken from the parties' briefs.

utilities being the largest electric delivery company within PJM, with 1.8 million customers in Delaware, New Jersey, Maryland, Virginia, and the District of Columbia. Ex. 2 at 3. They explained that the credit quality of the companies would continue to be strong, with investment-grade securities, and that future operations of Conectiv and Delmarva would be largely unchanged, remaining as separate companies, headquartered in Delaware, known by the same names and staffed by substantially the same employees. Id. at 4, 13-14.


     11. Witnesses Derrick and Shaw described the reasons for the merger, and detailed its expected benefits for both shareholders and customers. They cited enhancing both reliability through increased investment strength, and customer service through a continued focus on service and a set of customer service guarantees. Id. at 7-8. Their testimony also noted the potential future benefits of a larger organization that would be better situated to coordinate customer service activities, to identify and implement "best practices" and to capture cost-effective benefits of new technologies. Id. at 9-10, 12-13. Messrs. Derrick and Shaw explained that there would likely be cost savings over time, but that there "are no substantial immediate rate reduction opportunities" because the "benefit of maintaining separate, stand-alone operating companies" also means that there "will be few, if any involuntary terminations." Id. at 10-11. The witnesses committed Applicants to honoring all union contracts after the merger and to engage in good faith bargaining in future negotiations. Id. at 11.

     12. The Applicants presented Dr. Joe D. Pace, an economist and director of LECG, LLC, a consulting firm. Ex. 3. Dr. Pace testified that the increased size of the Applicants after the merger will provide the companies with the added scale and greater depth to meet the future challenges in a restructured industry. Ex. 3 at 6. He described that the Applicants would integrate their functions selectively once the merger is consummated and that such integration would benefit customers through performance improvements and the implementation of "best practices" without increasing costs. Id. at 10-11. Dr. Pace gave examples of how the benefits of a larger, more diverse organization can improve customer service, better respond to emergencies, reduce purchasing costs, and respond to technological and structural changes. Id. at 11-17. Dr. Pace also testified that the increased scale of the merged organization could help the companies meet the challenges that could be posed in the event that Delmarva remained the default supplier after the transition period. Id. at 24-25. He noted that supply procurement strategies in the future would rely far more heavily on sophisticated buying and financial risk hedging strategies than when a utility relied primarily on its own generation plants and long-term contracts for its energy supply requirements. Id.

     13. Applicants presented the direct testimony by Derek W. HasBrouck, an Associate Partner of PA Consulting Group, P.A., who set forth the Applicants' proposed customer service level guarantees. Ex. 4. Mr. HasBrouck testified that Applicants offered the guarantees as a benefit of the merger and at no cost to ratepayers. Id. at 8. Mr. HasBrouck's testimony explained how the Applicants selected these particular guarantees, and commented "few utilities in the U.S. have committed to a comprehensive package of guarantees that matches the Companies' proposal." Id. at 9, 18. The package includes: a) an Appointments Met guarantee where Delmarva would pay a customer $25 if the Company failed to honor a mutually agreed face-to-face appointment; b) a New Connections guarantee where Delmarva would pay $100 to a residential electric or gas customer whose property was ready for service to be installed, if Delmarva failed to do so within 10 days; c) a Residential Bill Accuracy guarantee where Delmarva would provide a $5 credit for all customers affected for a mistake on the utility portion of the total utility charge if the customer brought the mistake to the Company's attention; d) an

Outage Restoration guarantee where a $25 credit would be paid to a customer whose service is interrupted for more than 24 hours; e) a Call Center Telephone Service Factor commitment by the Applicants to answer 70% of all calls to their call centers within 30 seconds; f) a Call Abandonment commitment so that no more than 5% of customers "in queue" waiting for a service representative abandon their call before reaching such a representative; g) an Individual Poor Performing Circuit Guarantee, committing that action plans will be developed to ensure that no circuit will be on a list of the poorest 2% of circuits for more than two years in a row; and h) and i) Reliability commitments made to guarantee that Delmarva's Customer Average Interruption Duration Index ("CAIDI") and System Average Interruption Frequency Index ("SAIFI") do not exceed two standard deviations above their historical mean. Id. at 11-15.

     14. Each of the proposed service level guarantees has certain limitations, exclusions and conditions. Ex. 2, Sch. DWH-3. Mr. HasBrouck testified that these guarantees "represent a strong commitment by the Companies to maintain or enhance customer service and reliability after the completion of the proposed merger" and that these guarantees provide benefits to customers, either directly through credits or indirectly by focusing the Applicants' attention on the customer and provide quality, consistent and cost-effective service that customers deserve. Id. at 19.

     15. At the hearing on December 18, 2001, oral testimony in support of the Proposed Settlement was presented by Applicants' witnesses Joseph Mack Wathen, Conectiv's Director of Planning, Finance and Regulation, and Jerry A. Elliott, Conectiv's Director of Transmission and Distribution System Reliability. Mr. Wathen described the Proposed Settlement's main terms and testified that it, as a whole, was in the public interest and should be approved. Tr. 229 If the Proposed Settlement is approved, he concluded, then the merger would be for a proper purpose in accordance with law and consistent with the public interest, and Delmarva would continue to provide safe and reliable transmission and distribution services after the merger. Tr. 230. He also stated that the Proposed Settlement satisfied the organized labor requirements of Section 1016. Mr. Wathen further testified that the Proposed Settlement will promote competition by increasing the shopping credits, changing tariff provisions on peak management in order to facilitate the exchange of information between Delmarva and competing suppliers, and using the fluctuating monthly Market Priced Supply Service rates, as opposed to allowing a large returning customer to receive Standard Offer Service ("SOS") fixed rates for twelve months. Tr. 230-31.

     16. Mr. Elliott testified on the Proposed Settlement's provisions on reliability and congestion, and specifically addressed the concerns raised by the Staff's witness, Dr. Glover. Mr. Elliott concluded that the transmission system would maintain its reliability and meet all applicable transmission reliability criteria if Delmarva followed its current construction plans and completed three additional projects, which the Proposed Settlement would require. Tr. 282-83. Mr. Elliott also described the Proposed Settlement's mechanisms to attempt to resolve the congestion issues in the proceeding, and he stated that the Proposed Settlement specifies that certain additional construction projects will be completed by Delmarva or by ODEC. Tr. 283-84. He further described the mechanism that will address congestion issues on an ongoing basis through least-cost analyses, which are triggered by specified amounts of congestion. Tr. 285. The trigger congestion levels are higher in the earlier years of the Proposed Settlement, and thereafter would be reduced until May 2006 when the Proposed Settlement ends. Mr. Elliott concluded that these provisions, in conjunction with the rest of the Proposed Settlement's provisions, are in the public interest. Tr. 286.

     B.   Staff

     17. Staff presented the pre-filed testimony of three witnesses, John Stutz, Ph.D., a Vice-President of Tellus Institute, a consulting firm, J. Duncan Glover, Ph.D., P.E., Principal Engineer at Exponent Failure Analysis Associates, a consulting firm, and Janis Dillard, Regulatory Policy Administrator.

     18. Dr. Stutz recommended that the proposed merger either be rejected or approved with conditions that would improve customer service and reliability. Ex. 13, Ex. 13A. His major points were: a) the Applicants' merger proposal does not guarantee any ratepayer benefits, such as a reduction in rates, or any improvement in service quality or reliability; b) the merger-related savings that the Applicants identify, if they are fully realized, would provide miniscule benefits to ratepayers; and c) the financial pressure on Pepco to obtain a return on its investment in the acquisition will create a financial incentive for actions that could increase the cost of electricity, and could adversely affect the quality of service and reliability to Delmarva's ratepayers.

     19. Dr. Glover presented testimony on Delmarva's transmission planning, transmission reliability, and transmission congestion, and he supervised several power-flow analyses related to these issues. Ex. 11. Dr. Glover recommended: a) that all of the currently planned transmission upgrades in Delmarva's planning documents be completed by their existing in-service dates, as modified by the accelerated dates he recommended; b) that the in-service date of the proposed 230 kV line from Red Lion to Milford to Indian River should be advanced to June 10, 2005; c) that any proposed changes to Delmarva's transmission plan should be reported to Staff at least 12 months in advance; d) that the Commission should encourage Delmarva to procure additional rights-of-way for new, future transmission construction on and into the Peninsula and conduct long-term planning to ensure adequate transmission reliability; e) that two upgrades to the Hallwood-Oak Hall 69 kV line should be undertaken to alleviate congestion; f) that Delmarva study ways to alleviate the economic impacts of congestion associated with the Indian River AT-20 autotransformer; and g) that Delmarva adopt a proposed congestion alleviation mechanism. Dr. Glover's proposed congestion alleviation mechanism would require Delmarva to evaluate the economic impacts of congestion when it exceeded a certain threshold, and to determine the transmission projects needed to alleviate the congestion. Under this mechanism, the congestion charges paid by all load-serving entities would be compared with the costs of the transmission projects. Dr. Glover recommended that Delmarva undertake the transmission projects that were found to be economically feasible in order to relieve the congestion.

     20. Ms. Dillard testified on the lack of symmetry between the potential risks and potential benefits of the proposed merger, with the potential risks outweighing the potential benefits. Ex. 12. She described the potential risks as including a decline in customer service and reliability, continuing higher energy prices on the Delmarva Peninsula resulting from transmission congestion and high market concentration, and the potential for market power abuse from Conectiv's mid-merit generating unit strategy. She sponsored Staff's recommendations, which were that the Commission reject the merger or approve the merger if certain tangible benefits from the merger were guaranteed. She also summarized the merger conditions that Staff recommended, as follows: a) extending the rate cap on the supply component of rates; b) completing transmission upgrades to improve reliability and allow access to generating resources; c) adopting a dynamic mechanism to alleviate transmission congestion;
d) adopting recommendations regarding long-term reliability and import capability on the Peninsula; e) strengthening proposed customer service guarantees and reliability standards; f) implementing a new customer bill credit applicable to the worst performing distribution circuits; g) adopting a financial incentive mechanism as a protection against the potential for a decline in customer service and reliability; h) barring current or future collection of merger costs or merger-related termination costs; and i) considering a requirement for DP&L to include a component of renewable supply in the choices it offers customers.

     21. Ms. Dillard also presented oral testimony in support of the Proposed Settlement in which she explained its benefits to ratepayers.

     C.   DPA

     22. DPA presented the prepared direct testimony of Andrea C. Crane, Vice-President of the Columbia Group, a consulting firm. Ex. 10. Ms. Crane's testimony made the following conclusions and recommendations: a) the merger is being undertaken for competitive positioning as we enter a new era of electric deregulation; b) in evaluating the merger, the Commission must recognize that the merger is being driven by the needs of management and shareholders, not electric ratepayers; c) utility management will benefit handsomely from this merger; d) efforts to date at deregulation have proven ineffective throughout much of the utility industry, and have been particularly disappointing in Delaware; e) the proposed merger could effectively eliminate one potential competitor from the State; f) there are likely to be cost savings as a result of this merger; g) as a matter of policy, cost savings resulting from utility mergers should be passed along to ratepayers; h) given that rates are frozen in Delaware, merger savings cannot be flowed through to ratepayers through an immediate rate reduction, but several other actions are recommended that can provide benefits to ratepayers and ensure that they receive a fair share of merger benefits; i) the Commission should condition its approval of the merger upon the commitment of DPL to continue to offer a bundled standard offer service in Delaware at present rates through December 31, 2006; j) all costs to achieve the merger should be paid for by shareholders and not allocated to the Applicants' ratepayers; k) the Commission should order that no acquisition premium relating to the merger would be collected in future regulated utility rates; l) utility companies should not need to receive incentives in order to provide acceptable service; and utilities should not be rewarded for providing service above certain defined acceptable levels; m) it is important to review customer service and reliability issues in order to ensure that adequate levels of customer service and service reliability will be maintained after the merger; n) Delmarva appointments that are missed or cancelled on less than 48 hour notice should be subject to a $100 penalty, unless an appointment is cancelled due to weather and the customer is promptly notified; o) the Applicants' guarantees with regard to service connections should be extended to commercial and industrial customers, who should receive a credit of 50% of one month's service if the connection is not provided within 10 days; p) the Applicants' guarantee for billing accuracy should be extended to commercial and industrial customers and a credit of $100 should be given for each bill that is in error; q) the Applicants' guarantee with regard to the call center service level and call abandonment rate should be addressed in PSC Docket No. 99-328; r) the service restoration guarantee credit should be given for each 24-hour period that the customer is without service; s) the definition of "major event" should be revised to eliminate certain actions that should be within the Applicants' control; t) the outage guarantees (CAIDI and SAIFI) and the individual circuit performance guarantee should be addressed in PSC Docket No. 50; u) the Commission should retain jurisdiction over all corporate allocations;
v) the Commission should require Conectiv to file a revised cost allocation manual prior to Conectiv Resource Partners or other Conectiv affiliates providing any services to Pepco or to Pepco affiliates; w) the merger should be conditioned upon the retention of the Conectiv headquarters in Delaware through December 31, 2006; and x) Conectiv's shareholders should be required to make contributions of $100,000 per year to the Environmental Incentive Fund through December 31, 2006. Ex. 10 at 3-5.

     23. In addition, Ms. Crane provided oral testimony in support of the Proposed Settlement, which she concluded provides several benefits that are crucial not only to all ratepayers, but also to enhancing the evolution of a competitive electricity market in Delaware. Tr. at 291-95. Foremost among these benefits, Ms. Crane noted, is the Proposed Settlement's provisions that places a rate freeze on Delmarva's rates for its distribution, transmission, and ancillary services beginning from the end of the current transition period through May 1, 2006, except for limited exceptions. Id. In addition, she testified that the Proposed Settlement also provides ratepayers with a reasonable assurance that the level of rates associated with SOS supply will remain stable through May 1, 2006 at a level 3% higher than the current transition period's rates. Id. at 290.

     24. Ms. Crane also pointed out that the Proposed Settlement assures that Delaware ratepayers will not have to pay any of the costs associated with the merger, including not only the acquisition premium, but also transaction costs and termination fees. Id. at 292. In addition, Ms. Crane testified, that the Proposed Settlement provides tangible service guarantees to ratepayers with respect to appointments kept, new customer installations, residential bill accuracy, and outages. Id.

     25. Ms. Crane also pointed out that with respect to large customers, the Proposed Settlement resolves several problems affecting Delmarva's largest customers, and it commits Delmarva to implement certain transmission system upgrades, which will enhance reliability and, thus, benefit all ratepayers. Id. at 292-293.

     D.   DEC/ODEC

     26. DEC and ODEC jointly presented the direct testimony of four witnesses. DEC/ODEC's first witness, J. William Andrew, Vice President, Engineering & Operations Division for DEC, testified about the impacts of transmission congestion costs on DEC and its members. Ex. 5. Mr. Andrew explained that congestion charges incurred by ODEC are passed through to DEC and other member cooperatives. He then described the severe financial impact of the congestion charges recently incurred by DEC and ODEC. Mr. Andrew warned that unless there is relief from transmission congestion, all electric consumers in the State of Delaware would suffer. He then commented on additional transmission improvements on the Delmarva system necessary to reduce congestion and the extreme cost penalties imposed on DEC and ODEC. Mr. Andrew recommended that the Commission should impose conditions to the merger if the Commission approves it. The recommended conditions included Delmarva filing a study and implementation plan to establish procedures to reduce transmission congestion, and that the Commission monitor transmission congestion by requiring Delmarva to file reports to ensure congestion is properly managed.

     27. DEC/ODEC's second witness, H. Charles Liebold, a principal with the consulting firm GDS Associates, Inc., discussed the power delivery system on the Delmarva Peninsula and its transmission congestion. Ex. 6. Mr. Liebold criticized Delmarva for inadequate planning to address the congestion and competition problems he described. These problems, he stated, increased ODEC's costs from $16,745 for the period April 1998 through June 1999 to $10,541,707 for the period July 1999 through September 2000, and that ODEC has paid $19.3 million in congestion charges for the period April 1998 through August 2001. Consequently, he recommended that the Commission should condition the merger on Delmarva's "substantive commitments to reduce the Delmarva Peninsula transmission congestion and support a planning process that will identify projects that expand trading opportunities, better integrate the grid, and alleviate congestion." Ex. 6 at 3. He further recommended that the Commission approve the merger only after an effective plan to reduce congestion is developed with the assistance from DEC, ODEC and Staff. Ex. 6 at 18.

     28. DEC/ODEC's third witness, John Rainey, ODEC's Manager of Rates and Regulation,/5 testified about the fragility of the existing Delmarva transmission system, and how the PJM congestion model adversely impacts DEC's customers and other suppliers in the lower Delmarva Peninsula. Ex. 7. He testified that the problem arose after April 1998, when PJM began to use a Locational Marginal Pricing ("LMP") model to determine congestion pricing, and that the use of this model particularly harmed DEC beginning in July 1999 when Delmarva included transmission facilities in the PJM model and their transmission flows became subject to its LMP. As a result, he stated that ODEC and DEC have experienced excessive and volatile congestion prices, and that these costs have been passed on to their customers. Mr. Rainey testified that if Delmarva's management of its transmission system is allowed to continue unchecked, then the resulting excessive congestion charges will ensure that no effective competitive market will develop at the wholesale or retail level because potential competitive suppliers will be unwilling to expose themselves to the congestion's price risk.

     29. DEC/ODEC also presented the direct testimony of Ricardo Austria, Director of Consulting Services at Power Technologies, who sponsored studies of the Delmarva Peninsula's reliability and congestion problems and recommended improvements. Ex. 8. Mr. Austria testified that Delmarva's Peninsula transmission facilities lack the redundancy that is present in much of the remaining PJM transmission system. He concluded that high LMPs were the result

--------------
     5 Mr. Rainey after filing his direct testimony left ODEC, and currently is employed as the Midwest regional market policy director for Texas Utilities. Tr. 332.

of the constrained transmission system, and he noted that while Delmarva has completed and planned a series of transmission system upgrades to meet reliability criteria, these projects might not reduce congestion.

     30. Mr. Rainey also presented oral testimony in support of the Proposed Settlement.

     E.   AES

     31. AES presented prepared direct testimony of Edward Toppi, its Vice President, who testified to the possible negative effects the proposed merger would have on competing electric suppliers such as AES. Ex. 9. First, he stated that the merger would distract Delmarva from curing some of the deficiencies in its data and tariff that hinder competition. Second, he commented on Delmarva's resistance to competition and cited the peak management contracts with large customers as an example. He recommended that a customer selecting a new electric supplier should not lose their load management compensation as a result of the change in supplier. He also criticized Delmarva's slow response to AES' requests for data and the fees charged for the data.

     32. In his supplemental direct testimony Mr. Toppi testified on the problems he had with the Proposed Settlement. Ex. 16. He objected to the use of frozen rates that he claimed extended the transition period until May 2006. He also objected to the frozen rates as not adequately supported, and the selection of Delmarva as the provider of SOS after the transition period. He recommended that a separate proceeding be used for the post-transition period service and rates, including a bidding process under Section 1010 of the Restructuring Act. He also opposed the Proposed Settlement's provision that would require a large customer who returns to Delmarva from a competing supplier to receive only the fluctuating MPSS' rate or a negotiated rate, as opposed to the fixed SOS rate. Finally, he recommended further efforts to promote reduced transmission congestion through establishing a working group.

     F.   Public Comments

     33. There were five public comment sessions held and approximately twelve persons provided oral comments, which expressed concerns ranging from whether Delmarva will continue to support the local community to questions on their retirement plans.

     G.   Proposed Settlement

     34. The record contains the Proposed Settlement, and a copy is appended to this report. Ex. 14. The Proposed Settlement is offered as a compromise to the litigation positions the settling parties presented in their pre-filed testimony, with the settling parties (except the Applicants) agreeing to withdraw their opposition to the Applicants' merger, based upon the following agreement, as summarized below:/6

          a) On October 1, 2002, Delmarva would shift the Competitive Transition Charge ("CTC") rates charged to non-residential customers from the delivery component to the supply component;

          b) From October 1, 2002 through September 30, 2003, Delmarva would shift the nuclear decommissioning costs charged non-residential customers from the delivery component to the supply component;

          c) From October 1, 2002 through September 30, 2003, Delmarva would amend the "returning customer" rule set forth in its tariff so that a non-residential customer who returns to Standard Offer Service ("SOS") will pay either the Market Priced Supply Service ("MPSS") rates or a negotiated market price.

--------------
     6 The Proposed Settlement is lengthy and complex, and this summary omits certain details not deemed significant.

          d) From October 1, 2003 through May 1, 2006, Delmarva would increase the supply components of rates charged non-residential customers to 103% of the prior rates, less the decommissioning costs;

          e) From October 1, 2003 through May 1, 2006, Delmarva would increase the delivery component of rates charged residential and non-residential rates by 3%, and reduce the rates to reflect the removal of decommissioning costs;

          f) Delmarva would freeze its rates effective on October 1, 2003 through May 1, 2006, except to allow Delmarva (1) to seek the recovery of extraordinary costs under 26 Del. C. ss.1006, (2) to seek the one-time recovery once in its transmission component of rates the cost of FERC approved rate changes; (3) to seek the one-time recovery of changes in ancillary charges billed by PJM; (4) to seek to change certain optional services; (5) to seek to change its rate design if such change is revenue neutral to Delmarva and among its customer classes; (6) to seek to change its rules and regulations; (7) to seek to change the credits for load management programs; or (8) to seek to change the MPSS rate to more accurately reflect market costs;

          g) Delmarva would become, pursuant to 26 Del. C.ss.ss.1006(a)(2) and 1010(a)(2), the Standard Offer Service supplier on May 1, 2003 through May 1, 2006, and to charge the Proposed Settlement's applicable rates for SOS's supply service as representative of the regional wholesale electric market price, plus a reasonable allowance for retail margin;

          h) Delmarva and BOC would terminate with prejudice the litigation in Docket No.00-653 and to enter into a special interim contract,

          i) Delmarva would agree with its two existing Rate Q customers on a process to move them to different contracts and to terminate Rate Q on or before November 2, 2002;

          j) Applicants would maintain the operational headquarters and significant senior management of Conectiv Power Delivery in Delaware for the next five years;

          k) Applicants would maintain for the next six years its charitable contributions at levels comparable to its historic levels;

          l) Applicants would make a $750,000 contribution to Murex Investments in a form that will trigger a matching federal or state funds, to the extent that such funds are available, and conditioned upon spending the funds on job training and small business development within Delmarva's Delaware service territory;

          m) Delmarva would not seek recovery in rates of the merger transaction costs or the merger acquisition premium, including the merger costs if the merger does not occur;

          n) Delmarva would make a $200,000 contribution to an organization designated by Staff and DPA for the promotion of renewable resources in Delaware, and to assist in informing customers of such organization;

          o) Delmarva would participate in a working group to identify and develop cost effective demand side management or conservation programs;

          p) Delmarva would implement a small pilot program for residential or small commercial customers to test real-time metering or similar technologies;

          q) Delmarva would adopt the "appointments kept," "new residential customer installations," "bill accuracy," and "outage restorations" Service Level Guarantees

     ("SLG") that Applicants originally had proposed, except for certain modifications, and that Applicants' remaining five proposed SLG would be addressed in separate proceedings;

          r) Delmarva would modify tariff provisions to benefit competitive electric suppliers;

          s) Delmarva would undertake its best efforts to develop and implement within 9 months after the merger a "web based mechanism" to transfer its customers' historic interval data to competitive suppliers;

          t) Delmarva would maintain its current construction plans for transmission facilities, except that three projects to be completed by May 2008 would be added, and that one project in the current plan would be accelerated for completion by May 2006;

          u) Delmarva would implement a methodology designed to lower the congestion over its transmission system through using analysis of "off-cost operations" data available from PJM;

          v) Pursuant to 26 Del. C.ss.1006(a)(2) d, Delmarva would file on or before March 30, 2002 schedules demonstrating its overall return based upon cost of service data;

          w) Delmarva would file on or before September 1, 2005 a class cost of service study to permit a review and determination of the justness and reasonableness of its regulated rates on or after May 1, 2006; and

          x) Each settling party would have the right to petition the Commission to re-open the record within 30 days of the filing of a Maryland settlement in Applicants' merger filing in that state.

     35. As noted earlier, Staff witness Dillard, DPA witness Crane, Applicants witnesses Wathen and Elliott, and DEC/ODEC witness Rainey all testified in support of the Proposed Settlement, and CEPA and IBEW supported the Proposed Settlement in their written comments, and AES opposed it through testimony and the Mid-Atlantic Power Supply Association ("MAPSA") opposed it in written comments.

IV.  DISCUSSION

     A.   Applicable Legal Standards

     36. The Commission is to review the proposed merger pursuant to Sections 215 and 1016 of the Act. Section 215's pertinent part provides that:

          (d) The Commission shall approve any such proposed merger, . . . or acquisition when it finds that the same is to be made in accordance with law, for a proper purpose and is consistent with the public interest. The Commission may make such investigation and hold such hearings in the matter as it deems necessary, and thereafter may grant any application under this section in whole or in part and with such modification and upon such terms and conditions as it deems necessary or appropriate.

          26 Del. C.ss.215(d) (Emphasis added.).

     37. The above statutory language allows the Commission considerable discretion in determining whether a proposed merger is consistent with the public interest. In addition, the Commission has broad authority to impose conditions, as it deems necessary or appropriate.

     38. Section 1016(a) was added to the Public Utilities Act of 1974 as part of the amendments in the Electric Utility Restructuring Act of 1999 ("Restructuring Act"), and it provides in pertinent part that:

          In approving any proposed merger, . . .or acquisition, the Commission shall, in addition to considering the factors set forth in ss.215 of Title 26, take such steps or condition any transfer in such a manner as to insure that any successor will continue safe and reliable transmission and distribution services.

          26 Del C.ss.1016(a).

     39. This statutory language clearly intends that the Commission is to pay particular attention to the merger's impact on transmission and distribution system reliability. In addition, Section 1016(b) provides an additional set of requirements concerning a proposed merger's impact on organized labor.

     40. The parties supporting the Proposed Settlement cite Section 215 where the Commission is directed to encourage settlements. 26 Del. C.ss.215. The Applicants also cite Delaware cases where the courts discuss their review and approval of settlements. The Commission, unlike the courts, is delegated specific legislative authority to employ its expertise to protect the public interest. Nevertheless, the statute clearly requires the Commission to encourage settlements, but that does not mean blindly adopting them if they are not consistent with the public interest, the applicable law, or adequately supported by credible evidence.

     41. Applicants have the burden of proof to support the Application, as amended by the Proposed Settlement. This case is presented as a contested settlement, and the only litigation is whether the Proposed Settlement should be approved, rejected or modified. Under the terms of the Proposed Settlement; however, any modification will result in the termination of the Proposed Settlement, and the settling parties would be able to pursue their respective litigation positions without prejudice to the positions that they had adopted in the Proposed Settlement.

     B.   Opposition to the Proposed Settlement

          1.   Introduction

     42. As noted by every settling party who filed a brief, AES is the only party to oppose the Proposed Settlement. Its opposition was based upon the supplemental direct testimony of Mr. Toppi, the cross-examination of the other parties' witnesses Crane, Dillard, Wathen, Elliot and Rainey, and the legal arguments presented in the post-hearing briefs. AES' post-hearing brief presented four reasons for the Commission to reject the Proposed Settlement. The first reason is that the Proposed Settlement, if approved, would violate the Restructuring Act's provisions defining the transition period and describing the post-transition period rates for SOS. AES' second ground is that the Proposed Settlement would change the Commission's existing "returning customer" rule in violation of the Restructuring Act and the Administrative Procedures Act and would result in a new rule that would harm competition. The third objection is that the Proposed Settlement would improperly install Delmarva as the SOS supplier after the transition period without following the selection process required by the Restructuring Act. The final reason AES advocates for rejecting the Proposed Settlement is that it would not adequately address transmission line congestion and its resulting costs, which AES submits are caused largely by DP&L's poor stewardship of its transmission system. Each of these reasons will be reviewed along with the responses in the briefs from the other parties.

          2.   The Transition Period and Post-Transition Period Rates

     43. AES challenges the Proposed Settlement's provision that would establish a rate freeze beginning when the current rate freeze ends. AES views this provision as an unlawful extension of the rate freezes established during the transition period in Section 1004 of the Restructuring Act. AES IB at 2. Section 1004 states that the transition period "shall begin on October 1, 1999 and shall end on September 30, 2002 for non-residential customers and shall begin on October 1, 1999, and end on September 30, 2003, for residential customers." 26 Del C. ss.1004(a). AES further cites the statute's definitions in Section 1001(17), where "Transition Period" is defined as "the period of time beginning with the implementation of retail competition and ending on the dates specified in ss. 1004 of this title." AES IB at 2. AES argues that the Proposed Settlement would extend this transition period until May 1, 2006 when the Proposed Settlement's rate freeze provisions would expire. AES submits that the length of time for the transition period is clearly and consistently described in the Act, and would be altered by the Proposed Settlement. Id.

     44. In response to AES' position, Applicants, Staff, and DPA argue that the Proposed Settlement complies with the Restructuring Act. Staff states, "nothing in the Settlement suggests extending the transition period beyond those dates provided in Section 1004 of the Act." Staff RB at 5. Delmarva points out that the Proposed "Settlement does not extend the statutory Transition Periods." DP&L RB at 7. DPA also notes that the Proposed Settlement does not alter the transition period, but in fact recognizes the end of the statutory transition period because the Proposed Settlement's proposed rates are to go into effect after the transition period. DPA RB at 2.

     45. The arguments in opposition to AES' position may be brief, but their brevity is based upon their inherent and obvious correctness. AES is correct that the Restructuring Act defines the transition period and when it ends. The other parties also rely on the statute for their opposition, which is based on the fact that nothing in the Proposed Settlement changes the statutory transition period or possibly could change it. AES attempts to focus on the Proposed Settlement's rate freeze provision as being similar to the rate freeze during the transition period, but the fact remains that the Proposed Settlement's rates will go into effect after the transition period and be higher than the transition period's rates. The mere fact that a rate freeze will be in place, albeit at higher rates, cannot be construed as extending the transition period, which is not changed by the Proposed Settlement and could only be changed by an amendment to the statute.

     46. AES also argues that the Proposed Settlement would violate the Restructuring Act's ratemaking directives because it would establish rates contrary to Section 1006(a)(2), which states that the rates in effect after the transition period "shall be representative of the regional wholesale electricity market price, plus a reasonable allowance for retail margin to be determined by the Commission if DP&L is a Standard Offer Service ("SOS") supplier." AES witness Toppi testified that there is nothing in this proceeding supporting that the rates proposed in the Proposed Settlement are representative of the regional wholesale electric market price, plus a reasonable allowance for retail margin as required by the Restructuring Act. Ex. 14 at 2-3. AES argues that Applicants witness Wathen's testimony is insufficient since he summarily concluded that the "proposed rates coming out of the settlement are reasonable." AES IB at 3, Tr. 245. AES submits that it is not possible for the Commission to determine whether the rates in the Proposed Settlement meet the criteria under Section 1006(a)(1)(a) without evidence on how they were derived. Instead, AES concludes, the Commission must review evidence of the representative wholesale regional electric market price and a reasonable allowance for the retail margin. AES also finds "even more disturbing is the fact that the rates proposed under the Settlement, are based upon the current rates, which were also determined in the course of Settlement negotiations and may or may not reflect actual cost." AES IB at 3. AES then poses the rhetorical question, namely, "that although Witness Crane and other parties believe the Proposed Settlement is a good deal for ratepayers, how could anyone know if it is or is not a good deal?" AES IB at 3. In effect, AES questions the quality of the record and whether it contains sufficient evidence to support the Proposed Settlement as consistent with the Restructuring Act.

     47. Delmarva answers this question by citing the testimony of the witnesses who testified in support of the Proposed Settlement's rates. DP&L RB at 6. This testimony, Delmarva submits, provides the Commission with an adequate record and evidentiary support for the Proposed Settlement. Id. Delmarva asserts that the Proposed Settlement is reasonable, in the public interest, and adequately supports designating Delmarva as the default service provider and charging the rates developed in the settlement process. DP&L RB at 9-12.

     48. DPA also refutes the AES criticism by citing to the testimony of witnesses Wathen and Dillard, which DPA states provide support for the Commission's determination that the end result is reasonable. DPA RB at 4. DPA also points out that the Commission in Delmarva's restructuring proceeding reviewed the end result of a settlement to establish just and reasonable rates during the transition period, which were to be based on the same standard, namely, representative of the regional wholesale electric market price plus a reasonable allowance for retail margin.

     49. Staff addressed this issue and also noted the identical statutory language is used for the transition period rates and the post-transition period rates, namely, "regional wholesale electric market price, plus a reasonable allowance for retail margin." Staff emphasizes that the Commission accepted the current transition period rates based upon a contested settlement, and that it should again approve a settlement in this case although it may be contested. Staff RB at 7.

     50. Based upon the parties' arguments and the record, the Proposed Settlement does not violate Section 1006. The Proposed Settlement states the parties agreement that the post-transition rates, as described in the Proposed Settlement, comply with Section 1006's requirement for a "regional wholesale electric market price plus a reasonable allowance for retail margin." Ex. 14 at 10, P. D.1. Thus, the Proposed Settlement's language clearly is based upon
Section 1006, and the Commission will make the necessary determinations required by Section 1006 if it approves the Proposed Settlement.

     51. AES still questions whether adequate evidence supports the Proposed Settlement's rate provisions. The Proposed Settlement's provisions on the post transition period's rates are supported by substantial evidence in the form of the opinion testimony of three expert witnesses. Staff witness Dillard, Applicants witness Wathen, and DPA witness Crane concluded that the Proposed Settlement's rate provisions are reasonable and should be approved as consistent with Section 1006. These witnesses provide sufficient supporting testimony that the Commission may reasonably rely upon in determining that the Proposed Settlement's rates are representative of the regional wholesale market electric price, plus a reasonable allowance for retail margin. Therefore, the Proposed Settlement's rates are supported and would comply with Section 1006.

     52. Section 1006 did not change the Commission's authority to approve rate settlements when they are adequately supported and in the public interest.
Section 1006 requires only that this Commission make a finding that the rates are "representative of regional wholesale electric market prices, plus a reasonable allowance for retail margin." The Restructuring Act does not dictate to the Commission how to make that finding. If the Commission determines, based upon the record evidence of the witnesses, that the Proposed Settlement's end result is reasonable and representative of the region wholesale electric market price plus a reasonable allowance for retail margin, then Section 1006 is satisfied. I agree with Applicants' argument that adequate support for a settlement does not require the same evidence as a fully litigated case. AES would have this Commission require the parties to produce the specific ratemaking ingredients that went into the Proposed Settlement. No settlement could be supported if the parties' had to agree on the "correct" ratemaking recipe used to support the end result. Instead, the settling parties agreed on rates that are an end result consistent with Section 1006. AES' criticism, if accepted, would eliminate one of the benefits of any settlement, namely, a quicker and less costly resolution of litigation. I also agree with Staff's argument that the Commission already approved the transition period rates under the same standard as Section 1006, and this approval was based upon a settlement that was more contested than the Proposed Settlement.

     53. AES' point that the Proposed Settlement's supporting evidence is less than the support in a rate case also means that AES could easily have rebutted the evidence with its own evidence. Instead, AES relied only on the argument that the Proposed Settlement lacked support. AES had the opportunity to present its own evidence showing that the Proposed Settlement's rates are not "representative of the regional wholesale electric market price, with a reasonable allowance for retail margin." AES did not and seeks to defer any post-transition ratemaking to another proceeding. The issue properly has been included in this proceeding, and the ratemaking issues need not be deferred. It is reasonable and consistent with the Commission's authority over mergers to impose ratemaking conditions. The rate conditions in the Proposed Settlement are reasonable and adequately supported. Under the Proposed Settlement, the post-transition rates will be slightly higher than the present rates that this Commission already approved based upon a decrease in the monopoly distribution rates and an increase in the competitive supply rates. The overall changes are less than 1% increase. Moreover, the rates will remain in effect from the end of the transition periods until May 2006, which is a significant benefit to ratepayers. The Commission in a fully litigated rate case would not have any power to order Delmarva to freeze its rates. Thus, the Commission's authority to approve a merger properly should consider the Proposed Settlement's rates as an overall benefit consistent with the public interest and Section 1006 of the Restructuring Act.

     54. AES also belatedly complains about the proceeding's lack of time to investigate the Proposed Settlement's rates, and states "the procedural schedule established in this case did not permit additional discovery after the filing of the Settlement to allow the parties to even attempt to ascertain the appropriateness of the proposed rate changes." AES IB at 7. AES may have had a valid complaint if it had been raised when the procedural schedule was being revised to consider the Proposed Settlement. AES waited until the briefing stage to voice its objection. Following the November 18, 2001 hearing, the parties proposed a consensus revised procedural schedule, which I approved. AES either concurred in the procedural schedule or did not voice any objection at the time. Consequently, its argument that there was insufficient time to investigate the Proposed Settlement's rates is rejected as either untimely or waived. A party who raises procedural problems needs to do so when such problems may be corrected or else suffer the consequences of having its silence deemed consent to the procedures. Thus, under the circumstances presented in this case,/7 the Proposed Settlement should not be rejected on the ground that AES did not have an adequate opportunity to develop the record in opposing the Proposed Settlement because AES had the opportunity and did present its position through supplemental direct testimony.

          3.   Change to the "Returning Customer" Rule

     55. AES objects to the Proposed Settlement's provision that would change, effective October 1, 2002, the current tariff's rule that controls the rate options available to a large customer who returns to Delmarva's supply service from a competing supplier. AES IB at 9-14. The Commission established the current rule when it approved Delmarva's restructuring plan and implementing tariff in Docket 99-163. The current rule allows a "returning customer" to select either Delmarva's fixed transition period rates with a twelve month service commitment or its monthly changing Market Pricing Standard Service ("MPSS") without any twelve month

--------------
     7 The Commission's rules allow a party to undertake discovery at any time, and AES never sought any expedited response to any of its discovery on the Proposed Settlement.

commitment. The Proposed Settlement would eliminate the fixed rate option for SOS in the post-transition period.

     56. AES argues that the Proposed Settlement's change would discourage competition by providing customers who do not leave Delmarva with an unfair advantage of receiving the fixed rate option over customers who switch suppliers. Id. at 9. AES also contends that the change is contrary to Section 1006's mandate that Delmarva must offer SOS to every "returning customer." The pertinent part of Section 1006 is set forth below:

               Standard Offer Service price shall be the applicable retail market price for Electricity Supply Service for any Customers who have not chosen an alternate Electric Supplier or have returned to obtaining their Electric Supply Service for the Standard Office Service Supplier, subject to such regulations as the Commission may adopt pursuant to ss.1010(c) of this title for returning customers.

          26 Del. C.ss.1006(a)(2)(ii).

     57. AES further cites that Section 1010(c), which states that "the Commission shall promulgate rules and regulations governing...customers who leave the standard office service supplier and later return to the standard office service provider." AES IB at 9. This citation, AES contends, supports its argument that the Commission must conduct a rulemaking before any change to the "returning customer" rule. Finally, AES submits that the Commission has not followed the Administrative Procedures Act ("APA"), 29 Del. C. ss.10101 et seq. .." AES IB at 10. Specifically, AES submits that Section 10102(7) defines a rule as "any statement of law, procedure, policy, right, requirement or prohibition formulated and promulgated by an agency as a rule or standard, or as a guide for the decision of cases thereafter by it or by any other agency, authority or court." and that the change in the Proposed Settlement would be a changed rule under the APA. 29 Del. C. ss. 10102(7).

     58. Applicants' response to AES' argument is first to dispute that any Commission regulation would be amended. DP&L RB at 20-23. Applicants further dispute that the Proposed Settlement's "returning customer" provision would violate Section 1006 in allowing the customer to only receive MPSS or a negotiated rate. Applicants cite Section 1010(c), which they contend specifically allows the Commission to establish market pricing for returning customers. DP&L RB at 23. Finally, Applicants contend that the Proposed Settlement's "returning customer" provisions will encourage competition and point to the support by the parties that will be affected by the change. DP&L RB at 24-28.

     59. Staff also addressed this issue and stated that AES has confused the Delmarva restructuring proceeding with the Commission's rulemaking proceeding in Regulation Docket No. 49. Staff RB at 10-12. The current provision, Staff states, was established in the restructuring proceeding and not in a rulemaking proceeding. Staff also notes DEUG's support of the Proposed Settlement even though its members will be affected by the change. Staff RB at 12. Finally, Staff dismisses AES' argument of undue discrimination as without merit because the Commission can set different rates for different customers with different usage when such usage causes different costs to be incurred. Staff RB at 12.

     60. DPA supports the Proposed Settlement's change and notes that the Proposed Settlement would not alter any rule or regulation, but instead would change Delmarva's tariff. DPA RB at 6-7. DPA points out an inconsistency in AES' position when it argues against using market based rates in the Proposed Settlement's "returning customer" provision while opposing the Proposed Settlement's SOS rates as not market based. DPA RB at 7.

61. The "returning customer" rule was addressed in Delmarva's restructuring proceeding and the Commission's rulemaking proceeding. See Order No. 5206, Docket No 99-

163 (August 31 1999), Order No. 5227, Docket No. 99-163 (September 28, 1999),
and Order No. 5207, Regulation Docket No. 49 (August 31, 1999). The concern in these proceedings was that a "returning customer" could abuse or "game" the system by selecting the fixed rate during the high cost periods, such as the summer peak months, and then leave the fixed rate during the low cost periods, such as the winter off-peak months. The switching would result in Delmarva serving a "returning customer" during high cost periods based upon rates developed from annual average costs. As Applicants note, the Restructuring Act in Section 1010(c) also allows the Commission to impose reasonable conditions on the "returning customer's" service in order to protect Delmarva's other customers.

     62. The first question AES raises is whether any change in the "returning customer" rule must comply with the APA's rulemaking procedures in 29 Del. C. ss.10118, which require a cumbersome and lengthy process in order to change a rule. Admittedly, the APA's rulemaking process has not been followed in this proceeding or will be followed in the future under the Proposed Settlement. The answer to AES' question is apparent from the procedure the Commission used in Docket No. 99-163, which, as Applicants point out, was a case decision procedure under the APA and not an agency rulemaking.

     63. The difference between a tariff rule change and a rule established in a rulemaking may blur the line between a case decision and a rulemaking, but the Commission clearly determined in Order No 5207 that it was not addressing the rules for "returning customers" in that rulemaking proceeding. The regulation promulgated in Regulation Docket No. 49's rules in Section IX state that "[t]he procedures for a Retail Customer's return to an EDC during the Transition Period and to a SOS Supplier after the Transition Period for Electric Supply Service shall be in accordance with the Commission's order for each EDC's individual electric restructuring plan." The Commission's discussion of the above-quoted rule, refers the issue to its case decision on this issue in Delmarva's restructuring plan, as set forth below:

          That section IX of the Commission Staff's proposed rules is not adopted. Instead, the Commission orders that the retention issues be handled as part of the individual utility's restructuring plan.

Order No. 5207 at Ordering P. 3.

     64. Applicants, Staff and DPA are correct that the Proposed Settlement would not amend any rule or regulation. Instead, only Delmarva's tariff would change. I also agree with AES that this proceeding cannot change a regulation because it is not a rulemaking proceeding. In the above-quoted Order, the Commission already addressed AES's issue and ruled against promulgating any regulations for "returning customers." While the regulation refers to Delmarva's restructuring plan and not to a merger application, I find that the Proposed Settlement will amend the tariff that the Commission approved in the restructuring proceeding and, consequently, the Commission may reasonably consider this tariff change to be part of Delmarva's restructuring plan and consistent with the rule in Regulation Docket No. 49.

     65. AES' argument that a "returning customer" is entitled to SOS under
Section 1006 has some merit. Under the Proposed Settlement, MPSS or a negotiated contract would be the only two options available for a "returning customer." I agree with Staff that the Commission can determine different rates for different customers based upon their different usage. Indeed, the transition period rates are different for each rate class. This ratemaking discretion to discriminate, albeit not unduly, between customers also supports the Proposed Settlement's "returning customer" tariff change. The effect of the Proposed Settlement will not deny SOS to a "returning customer." Instead, it will provide the "returning customer" with SOS in the form of the MPSS tariff or a negotiated contract. The Restructuring Act defines SOS as "the provision of electric supply service after the transition period by a standard offer service suppliers to customers who do not otherwise receive electric supply service from an electric supplier." 26 Del. C. ss.1001. Under this definition, a "returning customer" is entitled to SOS, but there is nothing that mandates that a returning customer receive the same SOS as other customers.

     66. There also is nothing in the Restructuring Act that requires fixed SOS rates, only that they be "representative of regional wholesale electric market price, plus a reasonable allowance for retail margin." In theory, a market price is not fixed. Consequently, it is reasonable for the Commission to determine that the flexible rate in MPSS is appropriate as the SOS for Delmarva's larger customers. The use of flexible rates for some customers and fixed rates for other customers is supported by the Commission's approval of flexible rates for certain customers who are particularly responsive to market energy prices. Consequently, the use of MPSS' flexible pricing for SOS does not constitute undue discrimination, but is based upon the same concerns that the Commission addressed in the restructuring proceeding.

     67. In Delmarva's restructuring proceeding, the Commission recognized that returning customers could impose higher costs and respond to market conditions and competition more than other customers. See Order No. 5231 at 33-34. Consequently, the Commission required a twelve month retention period for Delmarva's large "returning customers" based upon Section 1010(c) of the Restructuring Act, as set forth below:

               The Commission shall promulgate rules and regulations governing the amount of notice that a Customer who desires to return to the Standard Offer Service Supplier must provide, the minimum amount of time that a Customer must take service from a Standard Offer Service Supplier, and the amount of charges that may be assessed against a Customer who leaves the Standard Offer Service Supplier and later returns to the Standard Offer Service Supplier, including the appropriate retail market price, which may be higher than the Standard Offer Service Price.

          26 Del C.ss.1010Cc) (emphasis added).

     68. The above language clearly allows the Commission to establish for "returning customer" "appropriate retail market price" rates "which may be higher than the Standard Offer Service Price" available to other customers. This statutory authority is consistent with the Proposed Settlement's use of MPSS as the SOS for a "returning customer." I find that the MPSS or negotiated contracts options are appropriate for retuning customers as their SOS in order to protect Delmarva and its other ratepayers from the adverse consequences of gaming by large customers, who are particularly responsive to changes in market prices for their electricity.

     69. Thus, the Proposed Settlement's modification to the "returning customer" rule in Delmarva's tariff is reasonable, does not require the Commission to institute a rulemaking proceeding, and is consistent with Sections 1006 and 1010 of the Restructuring Act and the public interest in protecting Delmarva's customers and shareholders from the adverse consequences of economic decisions made by Delmarva's largest customers./8

          4.   Establishing Delmarva as the Standard Offer Service Supplier

     70. AES's third issue with the Proposed Settlement is that it improperly establishes Delmarva as the SOS supplier following the transition period and continuing until May 1, 2006. AES IB at 14-17. AES' argument relies on the procedure whereby the Application for a merger included selecting Delmarva as the SOS supplier. Similar to its argument on the "returning customer" provision, AES contends that the Proposed Settlement would violate the APA and the Restructuring Act.

     71. Applicants respond to AES' argument by disputing that the APA's rulemaking provisions control. DP&L RB at 13. Instead, Applicants state that the APA's provisions on case

--------------
     8 The Commission should expect these customers to purchase the lowest cost electricity, and to take advantage of available regulatory choices to lower their costs, even if the result is higher costs to other customers.

decisions govern the Commission's consideration of the Application and that there is an adequate record to support the Proposed Settlement as a case decision under 29 Del C. ss.ss.10121-28. Applicants set forth the evidence that supports Delmarva as the SOS provider, including the "price, reliability and overall quality of the electric supply service offered under 26 Del. C. ss.1010(a) (2). DP&L RB at 14-15. The Applicants also object to AES' attempt to refer to matters outside the record in AES' Initial Brief. DP&L RB at 15-16.

     72. Staff argues that AES's opposition to Delmarva's selection as the SOS provider should be rejected because there was adequate notice of this issue, the end result under a bidding scenario may have produced higher rates than the Proposed Settlement's, and that there was an adequate inquiry into the reasonableness of the end result. Staff RB at 12-15. DPA also supports Delmarva as the SOS provider because adequate public notice occurred and AES admitted that it was unable to generate interest in the proceeding through its own efforts. DPA RB at 7-8.

     73. The Proposed Settlement's provision that Delmarva would be the SOS provider was not in the Application, but was raised in the course of the litigation of the Application. Consequently, AES is correct that the Commission's original public notice did not refer to this issue. In order to provide public notice, a second public notice of the terms of the Proposed Settlement was published in the same form as the original notice, and prompted a response by Mid-Atlantic Power Supply Association ("MAPSA"). AES cites MAPSA's response to support its position that inadequate notice occurred. Contrary to AES' position, the fact that MAPSA filed comments in response to the notice demonstrates that adequate public notice of the Proposed Settlement occurred.

     74. Many cases begin with what the utility seeks, which is the subject of the initial public notice. Thereafter the case may change as other issues are added by the opposing parties' different litigation positions. The public notice of the Application placed interested persons on notice that the Commission proceeding on the Application had commenced, and that is all that the law requires. The notice is intended to inform an interested person of the right to petition to intervene. The wide range of parties who intervened attests to the success of the Commission's initial public notice to attract interested parties. The supplemental public notice that was published in this case recognized that the Proposed Settlement expanded the scope of the proceeding from a mere merger approval. This notice again provided interested persons with an opportunity to be heard on the Proposed Settlement and its rate provisions. Consequently, given these opportunities to be heard, the Proposed Settlement and the Commission's approval of it will not violate due process, particularly AES' rights since it was a party throughout the proceeding.

          5.   Transmission Line Congestion

     75. The final issue AES raises in opposition to the Proposed Settlement is that the Proposed Settlement does not provide adequate relief to competitive energy suppliers for escalating congestion costs caused largely by DP&L's poor stewardship of its transmission system. AES IB at 19-22. Accordingly, AES urges the Commission to establish a working group to provide a more effective mechanism for holding DP&L accountable for the excessive congestion in its service territory. AES Brief at 21. In support of its position, AES refers to the testimony of DEC/ODEC witnesses Austria and Rainey.

     76. Applicants argue that the Proposed Settlement adequately addresses the transmission congestion issue that was raised by the pre-filed testimony of DEC/ODEC and Staff witnesses. DP&L RB at 28-33. Applicants set forth five arguments that support the Proposed Settlement and reject AES' opposition. Staff also argues that the Proposed Settlement adequately addresses the transmission congestion issue, and highlights that the settlement process constituted a "working group" that AES attempts to have the Commission establish. Staff RB at 15. Staff points out that the Proposed Settlement will reduce transmission congestion, which will benefit all suppliers. Staff RB at 17.

     77. DPA supports the Proposed Settlement's provisions that are designed to reduce transmission congestion, which DPA submits should be allowed to work before the Commission considers other measures such as the working group that AES has proposed. DPA RB at 8-9. DEC/ODEC also argue that the Proposed Settlement is adequate and responsive to its interests as well as other suppliers. DEC/ODEC RB at 2-6. DEC/ODEC, as a proponent of changes to Delmarva's operation of its transmission system, recognizes that the Proposed settlement is a compromise, but it is one that they support because it would establish a process to reduce transmission congestion. DEUG and BOC, as representatives of large customers, also support the Proposed Settlement's transmission congestion provisions.

     78. DEC/ODEC, BOC and DEUG also argue in support of the Proposed Settlement's transmission provisions. The support of these parties is particularly comforting in light of DEC/ODEC's strong testimony in opposition to Delmarva's operation of its transmission system.

     79. The Proposed Settlement's provisions are complex and attest to the settling parties' time and effort in fashioning an acceptable mechanism to address the transmission congestion issue raised in this proceeding by DEC/ODEC and Staff witness Glover and Dillard. AES' criticism of the Proposed Settlement is that it does not require a working group. As Staff notes, the settlement process itself was a working group. Thus, I find that AES's criticism is nothing more than nitpicking. The record is uncontested that the Proposed Settlement's provisions on transmission congestion will benefit AES, other suppliers, and the customers of

DEC and Delmarva. I agree with DPA that the Proposed Settlement's mechanism should be allowed to work before the Commission intervenes and imposes additional steps, even as benign as establishing a working group. The Commission has an open rulemaking proceeding on reliability where the transmission issues may be pursued further, either formally or informally. In sum, the Proposed Settlement provides an acceptable compromise mechanism to address the difficult and complex problem of transmission congestion, and should be approved and allowed to work before any changes are considered.

     C.   The Proposed Settlement And Applicable Legal Standards

     80. The above discussion of AES' objections to the Proposed Settlement does not address the ultimate issue for the Commission to decide, namely, whether the Proposed Settlement, taken as a whole, satisfies Section 215's standard that the proposed merger is in accordance with law, for a proper purpose and is consistent with the public interest, as well as Section 1016's standard that any successor will continue to provide safe and reliable transmission and distribution services. Applicants set forth in their brief the reasons that the Proposed Settlement was consistent with the applicable law because of the benefits for ratepayers, competitors, the community, and the transmission and distribution system. Staff, DPA, DEUG, DEC/ODEC, and BOC also argue that the Proposed Settlement was consistent with the applicable legal standards.

          1.   Ratepayer Benefits

     81. DPA, as the primary representative of ratepayers, presented Ms. Crane to explain why DPA supported the Proposed Settlement. First, she stated it would benefit ratepayers because of the freeze of distribution, transmission and ancillary service rates from the end of the transition period until May 1, 2006, with some exceptions. Tr. 291-92. Second, she said it would adopt customer service level guarantees. Id. Third, she testified that the Proposed

Settlement would eliminate any risk that ratepayers might be asked to pay for merger related costs, thereby ensuring that ratepayers would not be charged with the expenses of the merger. Id. Fourth, Ms. Crane noted the benefits to larger customers in the form of settling issues involving BOC and Rate Q customers. Tr. 292-93. Fifth, she expressed support for the Proposed Settlement's commitments to enhance reliability and to reduce transmission congestion. Tr. 295.

     82. Staff presented Ms. Dillard to testify in support of the Proposed Settlement and she identified as a benefit the Proposed Settlement's provisions that strengthened some of the Applicants' original customer service guarantees. Tr. 309. Ms. Dillard further noted the Proposed Settlement's benefit whereby Delmarva agrees to forego recovery of various merger-related costs. She also addressed the benefit in Delmarva's participation in a working group that will identify cost effective demand side management conservation programs; and that the Applicants have agreed to participate with Staff in a pilot program for advanced metering. Tr. 309-10.

     83. Applicants' witness Wathen also testified that the Proposed Settlement was beneficial to ratepayers because of its proposed increase in overall rates that were generally below 1% -- ranging from an increase of about 0.3% to an increase of 1.4% and these levels would then be frozen until May 2006 with some exceptions. Tr. 234-36, 242-43; Ex. 14 at 3-11; see also Ex. 19. He explained that for a very modest rate change averaging less than 1% as of October 2003, ratepayers will enjoy a price freeze for nearly three years beyond the currently effective rate freeze, and that the Proposed Settlement calls for a decrease in the regulated distribution component of rates. Tr. 234, Tr. 245. He testified that the Proposed Settlement's increase to the supply components of rates would promote competition and could be avoided by a customer's selection of a lower cost supplier. Tr. 245. Mr. Wathen concluded that these proposed rates were reasonable and were the product of extensive negotiations among parties that represented a wide range of interests. Tr. 245.

     84. Applicants witness HasBrouck set forth Delmarva's initial service level guarantees, and the Proposed Settlement incorporates four of these proposals with minor modifications and defers five others to other dockets. These service level guarantees are essentially unmatched: "few utilities in the U.S. have committed to a comprehensive package of guarantees that matches the Companies' proposal." Ex. 4 at 9. DPA and Staff supported the Company's service level guarantees in concept, proposing modifications, as they deemed appropriate. Ex. 10 at 28-34; Ex. 13 at 16-21. The Proposed Settlement makes some, albeit not all, of the recommended DPA and Staff modifications, but these parties fully support the Proposed Settlement as an acceptable compromise. Tr. 292, 303, 309.

     85. The Proposed Settlement's rate freeze provisions also will indirectly capture the merger-related savings, which DPA witness Crane had addressed as one of her initial concerns with the merger. Ex. 10 at 10-13. Any savings would have to overcome the portion of the $46 million in estimated merger transaction costs. Moreover, the savings also will be eroded by any inflation over the three-year period of the rate freeze. The $543,100,000 in the acquisition premium that Pepco is paying to acquire Conectiv also could not be recovered from ratepayers, although this Commission has not recognized such premiums in rates. Tr. 330. See Order No. 5592 at 9-12, Docket No 99-466 (November 22,
2000). Staff witness Glover also was concerned with increasing supply costs, which will be controlled by the Proposed Settlement.

          2.   Competition Benefits

     86. Applicants contend that the Proposed Settlement provisions are consistent with competition, and cite DPA witness Crane's testimony on the increase to the shopping credit and certain specific provisions that will facilitate the exchange of information with competitive suppliers. Tr. 293-95. Applicants witness Wathen similarly testified that the Proposed Settlement would increase the shopping credits between 2.7% to 8.4%, which would enhance competition. Tr. 236, Ex. 19. He said that for most customer classes, the resulting shopping credits would be higher than or in-line with the shopping credits applicable with respect to most nearby utilities. Tr. 237-38, Ex. 17.

     87. Applicants note that the Proposed Settlement also promotes competition by incorporating specific recommendations that AES had sought in this proceeding. For example, AES witness Toppi testified that certain Delmarva contracting practices for peak management customers discouraged competition, and the Proposed Settlement includes changes that would satisfy this AES concern. Ex. 9 at 3-5, Tr. 178. Similarly, AES sought modifications to certain Delmarva's electronic data information exchange protocols and the provision of data to competitive suppliers, and the Proposed Settlement satisfied this concern. Ex. 9 at 8-10, Tr. 178. AES supports some of the Proposed Settlement, but the Proposed Settlement is submitted as a complete package and cannot be unbundled without destroying it. As a whole, the Proposed Settlement should benefit the competitive environment through higher shopping credits, and the changes that AES sought. Even the elimination of the SOS option for returning customers will benefit competition because the availability of SOS service provides another reason to return to Delmarva's service from a competitor's supply service.

          3.   Community Benefits

     88. Applicants also describe the Proposed Settlement's provision on maintaining the headquarters and a significant senior management in Delaware for a minimum of 5 years as a benefit. DPA witness Crane concurs that these are benefits. Tr. 249. In addition, the Proposed Settlement will require Delmarva to maintain its current level of charitable contributions in

Delaware for a minimum of 6 years. Again, this is an important benefit for the community and one that the Commission could not have imposed on Applicants as a condition to the merger without intruding on Applicants' managerial discretion. The Proposed Settlement also requires Delmarva to invest or contribute $750,000 to a job training/economic development organization. This is consistent with
Section 1016's concerns with organized labor. In addition, the Proposed Settlement will require Delmarva to spend $200,000 to promote renewable resources, which will benefit the community. Tr. 249. Mr. Wathen testified that none of these conditions in the Proposed Settlement are required under Delaware law or regulation, but are a direct benefit of the Proposed Settlement. Tr. 248-49. I agree with Mr. Wathen's assessment, although the Commission may have been able to condition its approval by including some of the commitments if supported by evidence.

     89. CEPA's support of the Proposed Settlement is based on many of the same reasons as the other parties, including the funds for renewable resources and the extensions of the price freezes for SOS. Ex. 18. IBEW, as a representative of organized labor, also provides important support of the Proposed Settlement as consistent with the public interest and Section 1016's concerns with the impact of a merger on organized labor.

          4.   Transmission and Distribution Reliability Benefits

     90. Section 1016 of the Restructuring Act added a new consideration for the Commission in its review of an electric utility's application for approval of a merger, namely, whether the successor utility will continue to provide safe and reliable transmission and distribution services. The record supports finding that the Proposed Settlement satisfies this requirement.

     91. The record supports that the merger will not change Delmarva's operations, which will continue to operate as a separate utility under a new parent corporation. The Applicants' supporting testimony emphasized their commitment to reliable and safe transmission and distribution services. While the ability of Delmarva to operate its transmission system efficiently seriously was challenged by DEC/ODEC and Staff witnesses, the Proposed Settlement gained these parties support with its provisions that add three transmission projects and which accelerates dates in the current Delmarva capital plan for new transmission facilities. Ex. 11 at 6, Ex. 14 at 23, Tr. 282. The issue of transmission congestion also is included in the Proposed Settlement, which establishes a mechanism to reduce congestion and costs and this too should also improve the reliability of the transmission system to the extent that congestion may lead to failure. This mechanism establishes a threshold of congestion, which, once crossed, would trigger Delmarva to plan for reducing the congestion. The mechanism is based upon Staff witness Glover's testimony and should be approved as an interesting effort to resolve a difficult issue.

          5.   Conclusion

     92. Based upon the record, I find that the Proposed Settlement convincingly is a comprehensive package that should be approved under the applicable legal standards. The Proposed Settlement reflects a compromise among competing interests that form a spectrum of interests. These interests, taken together, may reasonably be considered as representative of the public interest, particularly with the support of Staff and DPA. The opposition of AES, as a competing electric supplier, has been considered, but its objections do not convince me that any change is appropriate, particularly when to do so may jeopardize the provisions of the Proposed Settlement that AES supports. On balance, the Proposed Settlement, if adopted, should improve the competitive environment.

     93. I agree with Applicants witness Wathen that the Proposed Settlement includes provisions that could not otherwise have been obtained through litigation. The Commission should approve the Proposed Settlement as the only way to obtain these benefits, which Applicants' have voluntarily provided as conditions in order to advance their goal of obtaining the settling parties' support for the Proposed Settlement and ultimately the Commission's approval of the merger. The Commission should approve the Proposed Settlement in order to obtain the benefits for ratepayers, shareholders, competitors, and the community.

     94. The Proposed Settlement's provisions that will establish post-transition SOS rates and Delmarva as SOS provider are particularly noteworthy. These provisions will eliminate a major source of uncertainty in the future cost of electricity to Delmarva's customers. If energy prices escalate, then customers are protected under the Proposed Settlement. If energy prices fall, then customers can select a lower cost supplier than Delmarva. I find that Staff's review of the existing Delmarva supply contracts as particularly comforting in that Staff witness Dillard's independent review supports that Delmarva can provide SOS at the Proposed Settlement's rates above its costs. Tr. 312-13. Competing electric suppliers now have a target to aim at for their pricing, and their failure to compete may be more attributable to their failure to lower costs or their expected returns than to an unfair regulatory environment.

     95. I also note that the Proposed Settlement does not include proposed tariffs to implement the Proposed Settlement, except for the proposed MPSS tariff. I agree that approving tariffs may be premature this far in advance of their effective dates. Furthermore, any subsequent proposed tariff filed to implement the Proposed Settlement, if approved, may provide additional opportunities to be heard. The Commission's approval of the Proposed Settlement will allow the proposed merger to go forward with one less regulatory obstacle, and will provide substantial benefits to ratepayers, competitors, and the community.

V.   RECOMMENDATIONS

     96. Based upon the record and arguments presented and the above reasoning, I submit for the Commission's consideration the following recommendations:

          a) That the Commission reject the objections of AES to the Proposed Settlement;

          b) That the Commission approve the Proposed Settlement, attached hereto as Appendix A, in its entirety and without modification;

          c) That the Commission determine that the rate provisions of the Proposed Settlement are consistent with Section 1006 of the Restructuring Act;

          d) That the Commission approve the Application, as modified and conditioned by the Proposed Settlement; and

          e) That the Commission reserve the right to issue such orders as may be necessary to implement the Proposed Settlement, including the approval of tariffs.

                                                   Respectfully submitted,


                                                   /s/ Robert P. Haynes
                                                   ---------------------------
                                                   Robert P. Haynes
                                                   Hearing Examiner
Dated: February 12, 2002

APPENDIX A-PROPOSED SETTLEMENT

IN THE MATTER OF THE APPLICATION OF         )
DELMARVA POWER & LIGHT COMPANY,             )
CONECTIV COMMUNICATIONS, INC.,              )
POTOMAC ELECTRIC POWER COMPANY, AND         )
NEW RC, INC., FOR PERMISSION TO TRANSFER    )    PSC DOCKET NO. 01-194
CONTROL OF DELMARVA POWER & LIGHT           )
COMPANY AND CONECTIV
COMMUNICATIONS, INC., UNDER THE             )
PROVISIONS OF 26 DEL. C.ss.ss.215 AND 1016  )
(FILED MAY 11, 2001)                        )




                               PROPOSED SETTLEMENT

     On this day, November 30, 2001, Delmarva Power & Light Company ("Delmarva"), Potomac Electric Power Company ("Pepco"), Conectiv Communications, Inc. ("CCI") and New RC, Inc. ("New RC") (together, the "Applicants") and the other undersigned parties (all of whom together with the Applicants are the "Settling Parties") hereby propose a settlement of all issues in these proceedings.

                                 I. BACKGROUND

     On May 11, 2001, the Applicants, including Conectiv Communications, Inc. ("CCI"), filed an application (the "Application") before the Delaware Public Service Commission ("Commission") pursuant to 26 Del. C.ss.ss.215 and 1016 seeking permission to transfer indirect control of Delmarva and CCI to New RC and Pepco.9 Included in support of the Application was pre-filed testimony: 1) jointly by Pepco Chairman and Chief Executive Officer John M. Derrick, Jr. and Conectiv President and Chief Operating Officer Thomas S. Shaw; 2) Dr. Joe D. Pace; and 3) Mr. Derek W. HasBrouck.

--------------
     9 It should be noted that CCI will technically remain in existence as a telephone utility and hence remains an applicant notwithstanding a sale of most of its assets and all of its retail customer accounts to Cavalier Telephone, LLC under a separate transaction.

     The proposed transfer of control will be effectuated through a series of transactions, as set forth in the Application and in more detail in the Agreement of Merger attached to the Application. In brief synopsis, Delmarva's corporate parent, Conectiv, will become a wholly-owned subsidiary of a new holding company, temporarily named New RC. Pepco will also be a wholly-owned subsidiary of New RC. The end-result is that New RC will own, directly, or through Conectiv, three operating utility companies, Pepco, Delmarva and Atlantic City Electric Company.

     On May 22, 2001, in Order No. 5722, the Commission established this proceeding, assigned the matter to the Hearing Examiner, established a date for an initial pre-hearing and public conference of June 18, 2001, and ordered newspaper publication of a notice of the Application and Commission Order, which notice also specified a deadline and method for filing petitions to intervene. Public notice of the Application and Commission Order was duly published (Ex.
1).

     At the June 18, 2001 pre-hearing conference, a procedural schedule was developed and approved. Public hearings were also scheduled and held on September 10, 2001, in Wilmington, Delaware, September 12, 2001, in Dover, Delaware, and September 18, 2001, in Georgetown, Delaware. Transcripts of those public hearings were taken. In addition, evidentiary hearings were scheduled to begin on November 28, 2001.

     Either as the result of timely intervention or unopposed late intervention, the parties to this case, in addition to the Applicants, Commission Staff ("Staff") and the Division of the Public Advocate ("DPA"), are: International Brotherhood of Electrical Workers ("IBEW") Local Union 1307; BOC Gases, Inc. ("BOC"); the Consumers Education & Protective Association of Delaware ("CEPA"); Mr. Bernard J. August; Cable Telecommunications Association of MD, DE

& DC; Old Dominion Electric Cooperative ("ODEC"); the Delaware Electric Cooperative ("DEC"); the Delaware Energy Users Group ("DEUG"); and AES NewEnergy, Inc. ("NewEnergy").

     On or about October 17, 2001, direct testimony was submitted by certain parties to this proceeding. Staff submitted testimony by Ms. Janis L. Dillard, Dr. John Stutz, and Dr. J. Duncan Glover. DPA submitted testimony by Ms. Andrea
C. Crane. ODEC and DEC submitted testimony of: J. William Andrew, Ricardo R. Austria, John Rainey, and H. Charles Liebold.

     In October, informal settlement meetings to which all parties were invited were also held. On November 1, 2001, an agreement in principle was reached that was supported by most, but not all, parties to the case. That agreement is as follows.

                            II. PROPOSED SETTLEMENT

A.   Rate Provisions Effective October 1, 2002

     1. Effective October 1, 2002, and applicable to all non-residential rate classes other than those receiving service under Rate Class SGS-ND10, the Competitive Transition Charge ("CTC") rates in effect as of September 30, 2002, which reflect costs that had been removed from the supply component of rates and added to the delivery component in Docket No. 99-163, shall be moved from the delivery component of rates and reassigned back to the supply component of rates. The CTC rate components in effect on September 30, 2002, by applicable service classification and using the same demand, energy on-peak/off-peak, and seasonal factors,

--------------
     10 For purposes of this Settlement, Separately Metered Space-Heating and Water Heating Services provided to customers whose primary meter is served under either the SGS-ND or the MGS-S classification will be treated as if served under SGS-ND. As discussed in greater detail in Docket No. 99-163, Delmarva's billing system does not provide separate identifiers that would permit a distinction to be made between these separately metered services provided to customers with primary meters served under SGS-ND and those served under MGS-S.

shall each be added to the comparable supply rates and no longer carried on the tariff leafs as separate line items, so there will be a zero net change in revenues.

     2. Effective October 1, 2002, and applicable to all non-residential rate classes other than those receiving service under Rate Class SGS-ND, the rate factors embedded within the distribution component of rates that reflect nuclear decommissioning costs included in the rates established in Docket No. 99-163 (as reflected in Appendix D, Attachment 2 workpapers to the Compliance filing of September 15, 1999 in that proceeding) shall be removed from the distribution component of rates and these same rate factors, by applicable service classification and using the same demand, energy on-peak/off-peak, and seasonal factors, shall be added to the comparable supply rates, so there will be a zero net change in revenues.

     3. Effective October 1, 2002, and applicable to all non-residential rate classes other than those receiving service under Rate Class SGS-ND, the "returning customers" rule set forth in Delmarva's current retail tariff established in Docket No. 99-163 shall be modified so that a retail customer who has obtained its supply from an Electric Supplier and who returns to Delmarva's Standard Offer Service on or after October 1, 2002, shall be obligated to pay for its supply charges pursuant to either Delmarva's Market Priced Supply Service ("MPSS") as modified and attached hereto (Attachment 1), or, if mutually agreeable in each parties' sole discretion, a negotiated market price. A customer who is served under the MPSS shall be eligible to switch to an Electric Supplier without a minimum stay requirement other than the standard requirement that a switch to an Electric Supplier take place on the customer's next meter read date after appropriate notice of a switch is provided to Delmarva by the Electric Supplier. Any non-residential rate class customer who takes supply from an Electric Supplier and who returns to Delmarva's Standard Offer Service on or before September 30, 2002, however shall have the option of paying Delmarva's Standard Offer Service frozen supply rate in which case it shall be obligated remain as such for a minimum of 12 months before being permitted to enroll with an Electric Supplier.

     4. The rate modifications set forth in paragraphs 1 and 2 above shall remain in effect (i.e., shall be "frozen") from October 1, 2002, through September 30, 2003, subject only to changes pursuant to section C.1, herein.

B.   Rate Provisions Effective October 1, 2003

     1. Effective October 1, 2003, and applicable to all non-residential customers other than those receiving service under Service Classification SGS-ND, the supply components of rates shall be increased such that the supply rate components in conjunction with the supply rate increases pursuant to section II.A.2. are equal to 103% of: 1) the supply rates as in effect as of October 1, 2002, minus 2) the supply rate component increases pursuant to section II.A.2.

     2. Effective October 1, 2003, and applicable to residential customers and non-residential customers receiving service under Service Classification SGS-ND, the rate embedded within the distribution component of rates that reflects nuclear decommissioning costs included in the rates established in Docket No. 99-163 (as reflected in Appendix D, Attachment 2 workpapers to the Compliance Filing of September 15, 1999 in that proceeding) shall be removed from the distribution component of rates. Effective on the same date and for the same customers, an increase of 3% shall be applied to each of the supply component rates.

     3. Effective October 1, 2003, and applicable to residential customers and non-residential customers receiving service under Service Classification SGS-ND, the "returning customers" rule established in Docket No. 99-163 set forth in Delmarva's current retail tariff shall be modified so that such a retail customer who has obtained its supply from an Electric

Supplier and who returns to Delmarva's Standard Offer Service on or after October 1, 2003, shall be obligated to remain on Delmarva's Standard Offer Service for a minimum period of 12 months before being permitted to re-enroll with a third-party supplier.

     4. The rates in effect as of October 1, 2003 shall remain in effect until May 1, 2006, subject to change only pursuant to the provisions of section C below.

C.   Exceptions to the Rate Freeze.

     1. Nothing in this Settlement shall be deemed to be a waiver of Delmarva's rights under 26 Del. C. ss. 1006 to seek the recovery of extraordinary costs as the Commission may, in its discretion, determine during the transition period established by statute. Notwithstanding the above sentence, Delmarva agrees not to seek a change in residential retail rates in the fourth year of the existing retail rate freeze established in Docket No. 99-163 to reflect increased supply costs pursuant to the so-called "Side Letter Agreement" section 3(G).

     2. Between October 1, 2003, and May 1, 2006, Delmarva may make a filing seeking the recovery of extraordinary costs as the Commission may, in its discretion determine. The Settling Parties reserve all rights to protest or take any position on any such filing.

     3. In addition to any other right set forth in this Agreement and notwithstanding any other provision that would otherwise limit the ability of Delmarva to file for a rate change, Delmarva shall have the right to file to change its Transmission components of rates to reflect the then-applicable Transmission charges incurred by Delmarva pursuant to Federal Energy Regulatory Commission ("FERC")-approved transmission charges of the PJM Interconnection, LLC., or successor organization ("PJM"). The proposed Transmission components of retail rates shall go into effect within 30 days of filing, subject to refund and Commission review in a docketed proceeding. In such a retail proceeding, no Settling Party will raise and all Settling

Parties participating in the proceeding will oppose any positions taken that such a rate change is inappropriate or should be offset in part or in whole due to changes in other costs, revenues, or other factors (including cost of capital); provided, however, that nothing herein shall restrict a Settling Party from taking the position that the proposed rate change should be offset in whole or in part because Delmarva, in its role as a transmission owner, is earning incremental revenue from parties (including affiliated entities and retail customers) other than Delmarva under the FERC-approved transmission charges; and provided, further, that the proceeding shall consider, and all Settling Parties reserve their rights with respect to, whether to reset transmission rates based on billing determinants and methodologies that correspond to the billing determinants and methodologies used by PJM to charge Delmarva for transmission. The right to file for a rate increase is limited to one filing with an effective date on or after October 1, 2003, and before May 1, 2006. Nothing herein shall be deemed to restrict any Settling Party's rights to intervene in and take any position with respect to an FERC proceeding relating to the transmission charges of PJM or its successor.

     4. In addition to any other right set forth in this Agreement and notwithstanding any other provision that would otherwise limit the ability of Delmarva to file for a rate change, Delmarva shall have the right to file to change its Ancillary components of rates to reflect the then-applicable Ancillary charges billed to Delmarva by PJM or successor organization. The proposed Ancillary components of retail rates shall go into effect within 30 days of filing, subject to refund and Commission review in a docketed proceeding. In such a retail proceeding, no Settling Party will raise and all Settling Parties participating in the proceeding will oppose any positions taken that such a rate change is inappropriate or should be offset in part or in whole due to changes in other costs, revenues, or other factors (including cost of capital); provided, however, that nothing herein shall restrict a Settling Party from taking the position that the proposed rate change should be offset in whole or in part because Delmarva, in its role as a transmission owner providing transmission-related ancillary services, is earning revenue from parties (including affiliated entities and retail customers) other than Delmarva for the ancillary services it provides. The right to file for a rate increase is limited to one filing with an effective date on or after October 1, 2003, and before May 1, 2006. Nothing herein shall be deemed to restrict any Settling Party's rights to intervene in and take any position with respect to an FERC proceeding or any PJM process (including but not limited to processes involving PJM's Market Monitoring Unit) relating to the ancillary charges of PJM or its successor.

     5. Nothing in the existing rate freezes as established in Docket No. 99-163 nor established herein shall be deemed to preclude Delmarva from filing for rates that would be applied to new lighting services or products, back-up or emergency services for distributed generation services, dual-feed services, advanced metering services, or other similar services not currently tariffed and made available as an optional service to customers; provided, however, that there would be no change in the transmission and distribution rates established herein as applied to customers who do not elect to take such optional services; and provided further that it is recognized that while a distributed generation service may be optional from a customer perspective, there may be a mandatory requirement for back-up or emergency services associated with such distributed generation services.

     6. Nothing in the existing rate freezes as established in Docket No. 99-163 nor established herein shall be deemed to preclude Delmarva from filing or any Settling Party from petitioning the Commission for revenue neutral rate design proposals that would reflect changes made by PJM or FERC in the definitions and functionalization of transmission and distribution facilities. For purposes of this paragraph, a revenue neutral rate design proposals shall be revenue neutral to Delmarva in the aggregate for all customer classes and revenue neutral within each customer class, i.e., no shifts in revenue responsibility between customer classes. Any such filings shall be subject to Commission review, no Settling Party waives any rights to oppose such filings, and the proposed modifications shall not go into effect unless approved.

     7. Nothing in the existing rate freezes as established in Docket No. 99-163 nor established herein shall be deemed to preclude Delmarva from filing for changes to its Rules and Regulations set forth in its existing Delaware retail electric tariff. Any such filings shall be subject to Commission review, no Settling Party waives any rights to oppose such filings, and the proposed modifications shall not go into effect unless approved.

     8. The rate freezes established herein shall not apply with respect to the contracts described in section II.F. below.

     9. The rate freezes established herein shall not apply with respect to changes that may be proposed by Delmarva or any other party to the size of the credits payable pursuant to or the provisions of the Peak Management Rider or to an alternative load management program that may be developed for larger commercial and industrial customers.

     10. Nothing herein shall be deemed to preclude any Settling Party from petitioning the Commission to modify charges in the MPSS to reflect more accurately market costs of the Company's provision of such service.

D.   Standard Offer Service.

     1. The Settling Parties agree that the Commission should find, pursuant to 26 Del. C. ss.ss. 1006(a)(2) and 1010(a)(2), that: Delmarva shall be the Standard Offer Service supplier for Delmarva service territory until May 1, 2006; the price increases set forth above for the supply component of the Standard Offer Service is representative of the regional wholesale electric market price, plus a reasonable allowance for retail margin; and the next periodic review of this price will occur on or about May 1, 2006, in conjunction with a process intended to result in the selection of a Standard Offer Supplier on and after May 1, 2006.

     2. The Settling Parties recognize and agree that it is within the purview of Delmarva's management to acquire the necessary supply resources to meet its obligations to provide Standard Offer Service through May 1, 2006, and Delmarva, if it deems appropriate in its sole discretion, may meet such obligations by means of a full or partial requirements contract with an affiliated entity, or otherwise.

     3. Nothing herein shall be deemed to imply that Delmarva is assuming any supply obligation for Standard Offer Service or otherwise beyond May 1, 2006.

E.   Effects of Settlement on Rates Prior to October 1, 2002, and October 1,
     2003.

     Nothing herein is intended to provide any rights beyond those set forth in present law and applicable orders of the Commission to change rates prior to the end of the rate freeze periods specified in the settlements in Docket No. 99-163, which provide for rate freezes extending through September 30, 2002, for non-residential customers and through September 30, 2003, for residential customers.

F.   Contracts for Certain Large, Interruptible Customers.

     1. a) BOC and Delmarva agree to terminate, with prejudice, the litigation in Docket No. 00-653 without a final decision being made by the Commission in that proceeding, subject to the following conditions: i) with respect to the period of April 1, 2000 through March 30, 2001, BOC shall pay the amounts withheld (estimated to be in the range of $662,000 to $679,000) from the Delmarva portion of its bills for such period and no late payment charges shall be imposed with respect to such amounts; ii) with respect to the period of April 1, 2001 through September 30, 2002, Delmarva shall bill BOC pursuant to the GS-T service classification rates (as set forth in Tariff Leaf No. 47 and applying the provisions of the GS-T service classification Leaf Nos. 71-72, paragraphs A, C, E, F, G, H, I, J, K and L), except that the Distribution portion of such rates shall be equivalent to rates set forth in Q service classification rates (as set forth in the "Delivery Service Charges on Tariff Leaf No. 48 for firm (750 kW) and controllable load (all other); iii) with respect to any payments made by BOC since April 1, 2001, that are in excess of the amounts billed or to be billed pursuant to subparagraph II.F.1.a)ii), Delmarva shall refund the difference to BOC and no interest shall be paid with respect to such refund amounts; and iv) such provisions shall be part of a Special Interim Contract between BOC and Delmarva. Delmarva and BOC agree that BOC will have no rights or claims to receive service under Q service classification at any time in the future.

     b) The amounts to be paid by BOC under subparagraph II.F.1.a)i) and to be refunded by Delmarva under subparagraph II.F.1.a)iii) may be netted for administrative convenience, if mutually acceptable.

     c) For the period between the date on which the Commission approves this Settlement and October 1, 2002, the Special Interim Contract will provide for a hybrid service that will apply such that certain provisions relating to, for example, the events giving rise to the right to call for interruptions, notice periods for interruptions and similar requirements applicable herein to the Distribution service shall be as set forth in the Q service classification, while the non-Distribution services of the hybrid service, including rates, computations of demand factors, minimum charges, and similar items shall be as set forth in the GS-T service. Specifically, paragraphs E, F, H, I, K, L, M., P, Q, and R of the Q service classification tariff leaves shall be applicable to the Distribution component of service, except that (1) the charges applied in paragraph L.1 and the penalties associated with paragraph M shall be deemed to reference the charges applicable under the GS-T service classification and (2) for purposes of paragraph K, BOC shall be deemed to receive only the Distribution service from Delmarva and requests for load reductions shall only be made to prevent or minimize an emergency operating condition on Delmarva's electric system. For all other components of service, the provisions of paragraphs A, C, D, E, F, G, H, I, J, K, and L of the GS-T service classification shall apply. BOC recognizes that an interruption of Distribution service will also result in an interruption of other services.

     d) No later than 90 days prior to October 1, 2002, and sooner if convenient for both parties, BOC and Delmarva shall enter into good faith negotiations in an attempt to reach a mutually-acceptable contract for service on and after October 1, 2002. It is recognized that any such contract, if not in full compliance with a standard tariffed service, will be subject to the requirements of Delmarva's Negotiated Contract Rate service, including the requirements that:
i) BOC has an economic competitive alternative to full or partial service from the Company's standard tariff rates; ii) BOC is likely to select such an alternative if Delmarva does not provide a negotiated contract rate offer; and
iii) BOC will provide net revenues above Delmarva's incremental costs to provide service. Neither BOC nor Delmarva represent that good faith negotiations will necessarily be successful. BOC recognizes that, in the event that BOC and Delmarva do not reach a mutually satisfactory Negotiated Contract Rate agreement, each acting in its sole discretion, or if such a Negotiated Contract Rate agreement is reached but is not permitted to become effective by the Commission, BOC will accept service from Delmarva on and after October 1, 2002, provided and billed under Delmarva's GS-T service; provided, however, that in such event, BOC shall have the right, to the extent permitted by tariff, to elect the Peak Management Rider, or other load management provision that is a tariffed service; and provided further that, in such event, BOC shall also have the right to obtain load management services or credits from third party marketers.

     e) Notwithstanding the existing "returning customer" rule in Delmarva's tariff, as of the later of approval by the Commission of this settlement or January 1, 2002, and for one-time only, BOC shall have the right to obtain its transmission, ancillary, and supply services from a competitive supplier.

     2. Occidental Chemical Corporation ("OxyChem") is an existing Q customer with a contract for which Delmarva has given a notice of termination effective as of November 1, 2002. No later than 90 days after this Settlement is approved, and sooner if convenient for both parties, OxyChem and Delmarva shall enter into good faith negotiations in an attempt to reach a mutually-acceptable agreement for service on and after October 1, 2002. It is recognized that any such agreement, if not in full compliance with a standard tariffed service, will be subject to the requirements of Delmarva's Negotiated Contract Rate service, including the requirements that: i) OxyChem has an economic competitive alternative to full or partial service from the Company's standard tariff rates, including, e.g., fuel switching, facility relocation or expansion, partial or complete plant production shifting, or potential physical bypass; ii) OxyChem is likely to select one or more of such alternatives if Delmarva does not provide a negotiated contract rate offer; and iii) OxyChem will provide net revenues above Delmarva's incremental costs to provide service. Neither OxyChem nor Delmarva represent that good faith negotiations will be successful. OxyChem recognizes that in the event that OxyChem and Delmarva do not reach a mutually satisfactory Negotiated Contract Rate agreement, each acting in its sole discretion, or if such a Negotiated Contract Rate agreement is reached but is not permitted to become effective by the Commission, OxyChem will accept service from Delmarva on and after November 1, 2002, provided and billed under Delmarva's GS-T service; provided, however, that in such event, OxyChem shall have the right, to the extent permitted by tariff, to elect the Peak Management Rider, or other load management provision that is a tariffed service; and provided further that in such event, OxyChem shall also have the right to obtain load management services or credits from third party marketers. The Settling Parties agree that OxyChem will have no rights or claims to receive service under Q service classification at any time in the future after November 1, 2002.

     3. CitiSteel USA, Inc. ("CitiSteel") is an existing Q customer with a contract with an initial term expiring in May 2004. Delmarva and CitiSteel shall enter into an agreement (the "Replacement Contract") on or before June 1, 2002, that will terminate the service under the Q service classification as of September 30, 2002, but, for the period between October 1, 2002, and the termination date of the existing contract, will provide rates, terms and conditions that are the same as the currently existing contract and Q service classification as they currently exist. The Replacement Contract, which may in the form of amendments to the existing contract or a completely new contract, will be filed with the Commission and the Settling Parties will either support its effectiveness or not oppose its becoming effective on grounds that such Replacement Contract imposes no incremental costs beyond those presently incurred by Delmarva under the existing contract. The Replacement Contract will not be assignable except upon written consent by Delmarva, which consent shall not be unreasonably withheld. Contingent on the execution of the Replacement Contract, the Settling Parties agree that CitiSteel will have no rights or claims to receive service under Q service classification at any time in the future after October 1, 2002.

     4. Delmarva and BOC recommend that the Commission explicitly waive or eliminate any requirement as set forth in Order No. 2852, dated June 9, 1987, that Delmarva develop a tariffed service that would be available to customers similarly situated to BOC and further explicitly find that such waiver or elimination of such requirement also be found to apply with respect to BOC. 5. Notwithstanding any other provision of the Settlement, the provisions of this subsection II.F. shall become effective as of the date the Commission approves this Settlement.

G.   Corporate Presence

     Applicants agree that for the next 5 years, Conectiv Power Delivery's operational headquarters will remain in Delaware, that there will be a significant senior management presence working in offices in Delaware. Applicants agree that for the next six years, Conectiv will make contributions to charities in Delaware at levels comparable to its historic levels. The Settling Parties recognize that, pursuant to agreements not jurisdictional to this Commission, existing union contracts will be honored, which contracts include specific provisions relating to the preservation of union jobs for employees represented by the IBEW locals and relating to severance and benefits. In addition, Applicants agree within 30 days after closing to make a one-time contribution to Murex Investments in the amount of $750,000, which contribution may be in the form of an investment or a gift, at Applicants' discretion; provided, however, that the contribution shall be in a form that would trigger a matching contribution of federal or Small Business Administration funds to the extent such funds are available. Such contribution shall be conditional on an obligation on the part of Murex to expend such contribution for job training or small business development within Delmarva's Delaware service territory and on Murex making its best efforts to expend the matching contribution from the federal Small Business

Administration for job training or small business development within Delmarva's Delaware service territory.

H.   Merger-Related Costs.

     1. Applicants agree not to seek recovery in future rates of Delaware's portion of: (1) merger transaction costs, estimated to be $46 million, as shown on page 33 of the merger Form U-1 on file with the U. S. Securities and Exchange Commission; (2) the merger acquisition premium paid by Pepco; (3) the costs of any termination or severances that occur within an eighteen month period following closing of the merger, including merger-related severances or terminations that are agreed to by Applicants within the eighteen month period that becomes effective only after the close of that period.

     2. With respect to merger-related transition costs other than termination and severance costs, the Settling Parties recognize that defining the categories of such costs precisely at this point in time is difficult. It is presumed that costs incurred more than 18 months after closing are not merger-related. It is further recognized that, because regulated rates are frozen until May 1, 2006, with certain specified exceptions, the potential recovery of merger transition costs will be limited. It is therefore the Settling Parties understanding that in future rate cases, normal ratemaking principles and presumptions will operate such that Delmarva has the burden of proof that its rates are just and reasonable and reflect test period expenses that are properly included in its revenue requirement computations; other Settling Parties reserve their rights to assert that such costs are merger-related and should not be recoverable.

     3. Applicants agree that if the merger does not close, Delmarva will not seek to recover in rates any termination fees or other fees, costs, or expenses incurred with respect to the merger.

I.   Renewable Resources, Conservation Programs and Advanced Metering.

     1. Applicants agree that within 60 days after closing a one-time contribution of $200,000 shall be made to an organization to be designated by the Staff and DPA for the promotion of renewable resources in Delaware. In addition, Delmarva will include as a bill insert in one month of billing within the first year after closing, information to customers advising them of the existence of such organization and providing the information necessary to permit customers to submit contributions directly to such organization. The text of such billing information shall be previewed with the Staff and DPA prior to its inclusion as a bill insert.

     2. Applicants agree to participate in a working group that will be charged with the responsibility to identify any cost-effective demand-side management or conservation programs and develop specific program recommendations.

     3. Delmarva agrees to work in good faith with Staff and other interested parties (whether part of this proceeding or not) to initiate a pilot program for approximately 250 residential or small commercial customers that would test the appropriateness of larger-scale initiatives or offerings with respect to real-time metering or advance-pay metering, or other similar metering technologies.

J.   Customer Guarantees.

     1. Applicants proposed nine service level guarantees ("SLGs") in this proceeding. The Settling Parties agree that the review of five of those SLGs and any modifications to be made with respect to those five SLGs should be made in other pending cases before the Commission. Specifically, the proposed SLGs relating to telephone service factor and abandonment rate shall not be reviewed or approved in this proceeding, but such matters are to be addressed in Docket No. 99-328; the proposed SLGs relating to the CAIDI statistic, SAIDI statistic, and poor performing circuits shall not be reviewed or approved in this proceeding, but such SLGs are to be addressed in Regulation Docket No. 50. Delmarva further agrees that it shall not assert in Regulation Docket No. 50 that the Commission lacks the power to establish a poor performing circuit standard that includes a provision providing for a penalty if such standard is violated; provided, however, Delmarva retains all rights to argue that no such penalty is appropriate or lawful or imposed consistently with its due process rights and all Settling Parties, including Delmarva, retain their rights to argue on the merits as to what standard, if any, should be established.

     2. With respect to the SLG relating to "Appointments Kept," the Settling Parties agree that the Commission should approve such SLG as filed by Delmarva, with the modification that there will be no exemptions for rescheduling appointments unless such rescheduling occurs no later than the close of business on the last business day prior to the date of the appointment. With respect to the SLG relating to "New Residential Customer Installations," the Settling Parties agree that the Commission should approve such SLG as filed by Delmarva, except that the guarantee will be extended to cover re-energizing existing services at the same premise. It is understood that Delmarva will establish an internal goal for such re-energizing to occur within 3 business days, but the guarantee will apply only if there is a failure to re-energize within 10 days. With respect to the SLG relating to "Bill Accuracy," the Settling Parties agree that the Commission should approve such SLG as filed by Delmarva. With respect to the "Outage Restoration" SLG, the Settling Parties agree that the Commission should approve such SLG as filed by Delmarva, except that there will be a $50 payment for each additional 24 hours or portion thereof of an outage extending beyond 48 hours.

     3. Nothing in this subsection II.J., shall be deemed to supersede or limit any existing right that a customer may have with respect to complaints, bill adjustments, or other processes involving customer service.

K.   Competitive Supplier Provisions.

     1. Delmarva agrees that in the event a competitive supplier proposes to the appropriate entities a modification to regional standards regarding the 867HU transaction to include LDC rate code and profile group as optional fields, then Delmarva will support such a modification; and within a commercially reasonable time after the implementation of such a regional modification, Delmarva will modify its 867HU transaction processes to permit such information to be exchanged with an EDI-capable counterparty.

     2. Subject to the caveats and exclusions herein, and applicable to customers who, prior to June 20, 2000, entered into Peak Management Rider ("PM Rider") contracts for periods in excess of one year Delmarva will eliminate the provision in the PM Rider that requires a PM customer to purchase its electricity from Delmarva. With such elimination, such customers will be able to choose any Electric Supplier, who will be obligated to purchase "unforced capacity" (as that term is defined by PJM, or a comparable successor term if so redefined by PJM) sufficient to meet the customer's unrestricted Peak Load Contribution (as annually computed by Delmarva including the add back of the Active Load Management ("ALM") amounts), energy, and transmission and ancillary services, without the customer terminating its PM Rider contract with Delmarva. The Settling Parties recognize that the intent of such modifications is to allow the customer to obtain its electric requirements from an Electric Supplier while continuing to receive the PM Rider payments from Delmarva and for Delmarva to retain the benefits that PJM ascribes to ALM. In order to be eligible for this treatment, the customer and Electric Supplier must have a contract in place (and the Electric Supplier must so certify to Delmarva) that provides the customer with specific notice that if PJM reduces or eliminates the benefits of ALM to Delmarva due to the customer's enrollment with the Electric Supplier, then the PM Rider contract will be subject to termination at Delmarva's sole discretion on 30 days notice. In addition, the PM Rider will be modified to provide a penalty up to the total amount of Peak Management credits paid by Delmarva to the customer within a given year in the event that Delmarva calls for an interruption or reduction of load consistent with the PM Rider and the customer fails to comply to the extent required and Delmarva will have the right to terminate the PM Rider contract for a failure of a customer to comply. Nothing herein shall be deemed to affect other provisions that may be in a contract between Delmarva and a customer who is receiving PM Rider credits. The PM Rider minimum contract term shall also be modified from a calendar year basis to any period of 12 months and year-to-year thereafter, subject to termination on 60 days' notice by either party. For PM Rider contracts with an effective date beginning on or after July 31 of a given year, the minimum period will be 12 months with a maximum period extending through the end of the next subsequent PJM planning period (e.g., an August 2002 contract could extend through May 2004), and year-to-year thereafter, subject to termination on 60 days' notice by either party.

L.   Interval Customer Data.

     Delmarva agrees to make best efforts to develop and implement within 9 months after the merger closes (but in no event later than 12 months), a web-based mechanism to permit the transfer, without manual intervention on the part of Delmarva, of historic interval data for its Delaware retail customers that have interval recording devices that record such interval load. Nothing herein shall be deemed to waive any obligations on the part of a user of such data to comply with requirements of the Commission with respect to receipt of customer information. The web-based data will be periodically updated, but no more frequently than once a quarter. Nothing herein shall be deemed to modify existing warranty limitations and provisions in Delmarva's Supplier Agreement regarding data provided to Electric Suppliers. The fees for interval data shall cease no later than 12 months after the merger closes. Delmarva has stated an intent to terminate its manual process at some point after the web-based mechanism is in operation; Settling Parties neither support nor oppose such intent by Delmarva and reserve their rights.

M.   Reliability Provisions.

     1. Delmarva has stated that Delmarva currently meets all current PJM and MAAC reliability criteria through 2006, assuming that its planned transmission construction projects are completed. Unless circumstances change that eliminate the need for such projects or accelerate or postpone the need for such projects, Delmarva agrees to construct those planned projects as scheduled, and, in the event circumstances do change, Delmarva will consult with Staff and DPA as to resultant changes to its project schedules prior to modifying its plan.

     2. Delmarva also agrees to construct by May 2008, projects known as the:
Piney Grove Autotransformers; the Mt. Hermon - North Salisbury project; and the Todd-Vienna 69 kV bus work. The in-service dates set forth in this subsection are subject to change if circumstances change on the peninsula such that need for such projects is accelerated, eliminated, or postponed. In the event circumstances do change, Delmarva will consult with Staff and DPA as to resultant changes to its project schedules prior to modifying its plan.

N.   Congestion Provisions.

     1. The Settling Parties agree that it is their intent to establish cost-effective mechanisms that will operate to limit congestion hours on the Delmarva Peninsula to the levels at or below the prescribed thresholds outlined herein. This subsection II.N. shall become effective on an interim basis as of the date that the Commission issues a final order approving this Settlement and shall become final upon closing of the merger; provided, however, that if the merger is terminated and does not close, this subsection II.N. shall be eliminated and have no force or effect.

     2. Delmarva agrees to accelerate the 2007 planned in-service date of the Red Lion - Milford - Indian River 230 kV transmission line to May 2006. Prior to any changes to this schedule for any reasons, Delmarva will consult with Staff and DPA.

     3. For the period beginning on January 1, 2002, Delmarva will track, using the "Off-Cost Operations" data on the PJM web-site, the number of hours of congestion on Delmarva's on-peninsula transmission system.

     4. a) The provisions of this subsection II.N.4 shall be applicable in the event that the sum of the hours of Off-cost Operations for all of Delmarva's on-peninsula transmission facilities (non-facility specific) exceeds the applicable threshold for the annual number of hours during which one or more of Delmarva's on-peninsula transmission facilities are constrained. The applicable annual aggregate number of hours (the "triggering event thresholds") are as follows: 1000 hours in calendar-year 2002, 850 hours in calendar year 2003, 700 hours in calendar year 2004, 600 hours in calendar year 2005, and 200 for the period January 1 - April 30, 2006) (with such hours excluding Off-cost Operations attributable to generation or transmission forced outages and excluding generation or transmission construction)./11 In calculating the hours toward a triggering event threshold Delmarva shall include each hour where a transmission facility maintenance outage is listed on PJM's Off-cost Operations, except that certain hours may be excluded as follows: if Delmarva, which has the burden of presentment and proof with respect to any such showing, can demonstrate that there is a concurrent forced generation outage and Delmarva had scheduled with PJM a transmission maintenance outage prior to the forced generation outage and that, in the absence of such forced generation outage, the scheduled transmission maintenance outage would not have caused congestion for particular hours, then such hours shall be excluded.

     b) Step 1 analysis. Within 60 days of exceeding such triggering event thresholds, Delmarva shall be required to prepare an analysis of the economic impacts of the congestion and the economic impacts of transmission projects that would alleviate this congestion to determine cost-effective solutions that would reduce the level of congestion to below the applicable triggering event threshold. The analysis, which will be provided to Staff, would seek to identify the most cost-effective solution irrespective of the number of hours of congestion that would be relieved, e.g., if there were a triggering event where the number of hours exceeded the threshold by 100 hours, but the most cost-effective solution involved construction that would relieve 500 hours of congestion, that 500 hour solution would be implemented pursuant to the mechanisms below. The evaluation would include an analysis of

--------------
     11 As used herein this subsection II.N., "transmission construction" includes new construction of transmission lines and substations, and upgrades and rebuilds of existing facilities, but does not include maintenance. "Transmission forced outages" means outages of transmission lines or substations that are from causes outside the control of Delmarva including but not limited to major storms, fires, and events of force majeure. It is understood that a major, unexpected, premature failure of equipment may trigger a study that would identify the least-cost, economic solution for congestion to be the replacement or upgrade of the equipment that failed.

whether the construction of additional Delmarva transmission facilities has a lesser cost than solutions that could be implemented by other market participants.

     c) For purposes of Step 1 of this analysis, the determination of whether a solution is "cost-effective" shall consider as a "benefit" only the congestion charges incurred by Delmarva during the same period that triggered the analysis that would have been avoided if the identified facility(ies) had been in service (the "Incremental Avoided Congestion Charges")./12 For purposes of this "cost-effective" analysis, the costs considered will be equal to the net of Delmarva's total estimated costs of construction minus any "carry-forward net FTR credits" (as defined below) multiplied by Delmarva's carrying cost rate and, for future ratemaking purposes, the actual capitalized rate base costs of construction shall be reduced by the amount of any carry-forward net FTR credits applied. Under no circumstance would rate base or revenue requirements be increased by any negative carry forwards.

     d) Step 2 Analysis. In the event that the Step 1 analysis fails to identify a cost-effective solution, a Step 2 analysis would be made, which will add to the Step 1 benefit an amount equal to a ratio of the hours of congestion in excess of the applicable triggering event threshold over the total hours of congestion multiplied by any net positive difference between FTR credits appearing on Delmarva's PJM bills and Aggregate Congestion Costs./13 For future

--------------
     12 "Incremental Avoided Congestion Charges" shall be computed as follows: use the hours of congestion avoided, multiplied by Delmarva's load in the DPL South Zone multiplied by the difference in LMP between DPL North and DPL South.

     13 "Aggregate Congestion Costs" shall be defined as: Congestion charges incurred over the relevant period that are separately stated in the PJM congestion charge on Delmarva's PJM bills (including forward market purchases made through PJM e-schedules) plus congestion costs incurred for interchange transactions (and forward market purchases to the extent not made through PJM e-schedules) that are not reflected separately on the PJM bills. Congestion costs for interchange transactions will be calculated by multiplying the difference between the PJM Zone LMP and the DPL Zone LMP by the interchange transactions for each applicable hour.

ratemaking purposes, the actual capitalized rate base costs of construction shall be reduced by the amount of any carry-forward net FTR credits applied. Under no circumstance would rate base or revenue requirements be increased by any negative carry forwards.

     e) In the event that the cost-benefit analysis described above under Step 1 or Step 2 results in a positive benefit (i.e., is cost-effective), Delmarva will construct such project.

     f) Step 3 Procedure. In the event that the cost-benefit analysis described above does not result in a positive benefit (i.e., costs are in excess of benefits computed as set forth above), Step 3 will be implemented. Delmarva will seek additional contributions in aid of construction (including tax effects, if applicable) from other market participants. No other entity will be required to contribute to the capital costs of constructing any additional Delmarva transmission facilities that are constructed under the provisions hereof, but if contributions are received (net of tax effects, if applicable), that would eliminate the amount by which costs are in excess of benefits under the Step 1 and 2 analyses, then such project shall be deemed to be cost-effective and Delmarva will construct such project. Delmarva's rate base and associated revenue requirement will not include capital costs contributed by third parties under this provision or the amount of any carry-forward net FTR credits applied. Under no circumstance would rate base or revenue requirements be increased by any negative carry forwards.

     g) For each year 2002 through May 2006, the following computations shall be made: i) in the event that a triggering event threshold has been exceeded; ii) no cost-effective project is identified pursuant to the Step 1, Step 2 and Step 3 analyses above; and iii) during the same period there is a difference between FTR credits appearing on Delmarva's PJM bills minus Aggregate Congestion Charges; then iv) Delmarva shall take such difference (whether positive or negative) and separately reserve for future construction an amount equal to a ratio of the hours of congestion in excess of the applicable triggering event threshold over the total hours of congestion multiplied against any difference between FTR credits appearing on Delmarva's PJM bills and Aggregate Congestion Charges for the same period. These amounts will be the "carry-forward net FTR" credits (if positive) or debits (if negative). To the extent that, in a given year, there is a net credit position (after offsetting any prior year carry-forward net FTR debits), that net credit that will be applied as an offset to the estimated costs for a project identified in a subsequent year to determine whether a project in such subsequent year is cost-effective. To the extent a carry-forward net FTR credit is applied to construct a project that would otherwise not be cost effective, the rate base effects of that project shall be reduced by the amount of carry-forward net FTR credits applied. To the extent any carry-forward net FTR credits exist as of May, 2006, such amounts shall be earmarked for Delmarva's capital budget plan for post-2006 periods and the rate base effects of capital projects constructed with such carry-forward net FTR credits shall be reduced by the amount of carry-forward net FTR credits applied. In the event that a negative carry-forward balance exists as of May 2006, that balance shall be zeroed-out and under no circumstance shall rate base or revenue requirements be increased by any such negative carry-forward balance.

     h) Attached hereto (Attachment 2) and incorporated herein are four (4) examples of how the congestion provisions herein will work.

     i) Delmarva will file with the Staff semi-annual reports on or before each August 1 (for the period January - June) and on or before February 1 (for the previous calendar year), which reports shall contain the FTR, congestion costs, congestion hours and other data applicable to the requirements in this subsection II.N.

     5. In the event that a cost-effective project is identified that should result in Delmarva constructing additional transmission facilities on the peninsula pursuant to the mechanisms described in the preceding paragraph N.4, and if Delmarva fails to initiate the construction process within sixty (60) days of the identification of said cost-effective project and complete such construction as soon as practicable, using prudent utility practices, then Delmarva shall be obligated to make funds available to third parties for constructing such facilities; provided, however, that such funds shall not exceed the net positive difference between FTR credits appearing on Delmarva's PJM bills and the Aggregate Congestion Charges multiplied by the ratio of the hours of congestion in excess of the applicable triggering event threshold over the total hours of congestion plus any carry-forward net FTR credits. Delmarva's rate base and associated revenue requirement with respect to such projects constructed by others will include only the capital costs contributed hereunder by Delmarva and will not include any costs incurred by third parties under this provision.

     6. ODEC, as a signatory herein, has agreed to complete two planned construction projects located on the South Peninsula (i.e., installation of additional capacitor banks on the A&N Electric Cooperative distribution system to improve the power factor of ODEC's peak load to unity or slightly leading; and establishing a new tap point on the Oak Hall - Tasley circuit 6778 and transferring some of ODEC's load presently served from Hallwood - Oak Hall circuit 6790).

     7. Irrespective of the provisions of subsection N.4. and irrespective of whether any of the thresholds are exceeded resulting in a triggering event, Delmarva agrees that if ODEC identifies a project that, after Delmarva's study of the costs and benefits of such project, is determined to provide a cost-effective solution for congestion costs incurred by Delmarva, then

Delmarva will construct the project; provided, however, that nothing herein shall be deemed to limit Delmarva's consideration of alternative projects that could relieve such congestion within a comparable time period and provide similar benefits, including committed expansions of generators on the peninsula by third parties, Delmarva's already planned transmission facilities or alternative projects.

     8. The Settling Parties are aware that PJM has initiated a process that is expected to lead to a proposal for providing incentives and other mechanisms, which may include cost sharing mechanisms that may conflict with those established herein, to encourage the construction of new transmission facilities to relieve congestion in a cost-effective manner. It is agreed by the Settling Parties that, to the extent that a PJM proposal approved by FERC supersedes or conflicts with any of the actions that must be undertaken by Delmarva or other Settling Parties pursuant to this Settlement, then Delmarva shall make a filing for Commission approval of any changes to this Settlement and Delmarva shall have the burden of proving that such a change is necessary in light of the order of the FERC. In such a proceeding, all other parties reserve their rights to oppose such filing and to take positions in such Commission proceeding in their own individual interest. The superseded or conflicting provisions herein, as determined by the Commission and subject to appeal, shall be of no force of effect and severable from the remaining provisions of this Settlement, which shall continue to be effective.

O.   Miscellaneous.

     1. As of the date on which no customer is provided service under the Q service classification, which is expected to be November 1, 2002, or sooner, the Q service classification tariff leafs shall be cancelled and removed from Delmarva's Delaware retail electric tariff.

     2. The Settling Parties agree and will recommend that the Commission accept pursuant to 26 Del. C. ss. 1006(a)(2)d., a filing to be made by Delmarva on or before March 1, 2002, in which Delmarva will include schedules demonstrating its overall rate of return based on cost of service data, with a proposal that no rate changes with respect to its regulated services be implemented other than those set forth herein. The Settling Parties shall have the right to review such filing and schedules, except that no recommendation will be made by them to establish new rates or rate changes other than those set forth herein, and the Settling Parties shall oppose or not support any efforts by other entities who might propose rate changes other than those set forth herein.

     3. On or before September 1, 2005, Delmarva will file a class cost of service study in sufficient detail to permit a review and determination of the justness and reasonableness of its regulated rates, with any resulting rate changes to take place no earlier than May 1, 2006.

     4. Each Settling Party reserves the right to petition the Commission to reopen this proceeding for the purpose of substituting the terms and conditions of this Settlement with the terms and conditions of a different settlement entered into by Delmarva in Maryland. Such right shall be exercisable only within 30 days of the filing of such settlement made in Maryland and will require the complete replacement of this Settlement with the other settlement, with modifications only to the extent necessary to reflect particular terms used in Delaware that differ from similar terms in other jurisdictions. It is understood by the Settling Parties that the provisions of this Settlement are non-severable and, thus, any substitution of another settlement entered into by Delmarva in Maryland will make null and void all provisions of this Settlement.

     5. Contemporaneously or as soon as reasonably practicable, Delmarva shall provide Staff a copy of any initial filing made by Delmarva or PJM before the FERC that would reset transmission rates.

     6. In the event that the merger has not closed by June 30, 2002, the Settling Parties agree that:

     a) The provisions of subsections II.A. 1, 2, and 3, shall be effective as of October 1, 2002;

     b) Delmarva shall be the Standard Offer Service supplier for non-residential customers from October 1, 2002 until June 1, 2003; and

     c) Delmarva shall prepare and file prior to November 1, 2002, a class cost of service study in sufficient detail to permit Delmarva or other parties to propose a resetting of distribution rates, with any such distribution rate change to become effective for non-residential customers no earlier than June 1, 2003, and on October 1, 2003 for residential customers.

     7. In the event that the merger has not closed by June 30, 2002, but does close prior to October 1, 2002, then the foregoing provisions of subsection II.O.6., to the extent they are in conflict with any other provision(s) of this Settlement, shall be superseded by such other provision(s) of this Settlement. In the event that the merger has not closed by October 1, 2002, but is still pending, the Settling Parties agree to meet to discuss what, if any, modifications to this Settlement are appropriate.

     8. With the exception of section II.F.5., II.H.3, and II.O.6 (incorporating by reference II.A. 1, 2., and 3), the agreements, terms and conditions and provisions of this Settlement are contingent on the closing of the merger and, absent such closing, are of no force or effect.

                               III. RESERVATIONS

     A. This Settlement represents a compromise for the purposes of settlement and shall not be regarded as a precedent with respect to any ratemaking or any other principle in any future case. No Settling Party necessarily agrees or disagrees with the treatment of any particular item, any procedure followed, or the resolution of any particular issue in agreeing to this Settlement other than as specified herein, except that the Settling Parties agree that the resolution of the issues herein, taken as a whole, results in just and reasonable rates, that the disposition of all other matters set forth in the Settlement are in the public convenience, necessity and interest and that, with the disposition of all such matters as set forth herein, the proposed merger indirectly affecting Delmarva and the acquisition of control of Delmarva and CCI by New RC, shall be in accordance with law, for a proper purpose, and consistent with the public interest, as those terms are used in 26 Del. C.ss.215, and shall be in accordance with the provisions of 26 Del. C.ss.1016.

     B. The various provisions of the Settlement are not severable. None of the provisions shall become operative unless and until the Commission issues an order approving the Settlement as to all of the terms and conditions set forth herein without modifications or conditions. The Settlement shall be subject to waiver only by the unanimous written agreement of the Settling Parties. If any portion of this Settlement is modified, conditioned, or rejected by the Commission, the Settlement shall be considered null and void and each Settling Party individually reserves the right to proceed with the filing of testimony, briefs and evidentiary hearings as contemplated in the Commission's Orders in Docket No. 01-194. If the Settlement is rendered null and void by operation of this section III.B., the Settling Parties agree to enter into good faith negotiations to reach a new settlement. Once the Settlement has become operative under the terms of this section III.B., its terms may be revised or waived only by the unanimous written agreement of the Settling Parties.

                                 IV. CONCLUSION

IN WITNESS WHEREOF, intending to bind themselves and their successors and assigns, the undersigned parties have caused this Settlement to be signed by their duly-authorized representatives and the undersigned parties further recommend and urge the Commission to issue an order expeditiously approving this Settlement and making the requesting findings and approvals set forth herein.

/s/ Randall V. Griffin               /s/ Connie S. McDowell
---------------------------------    ----------------------------------------
Delmarva Power & Light Company       Delaware Public Service Commission Staff

/s/ Kirk Emge                        /s/ Kirk Emge
---------------------------------    ----------------------------------------
Potomac Electric Power Company       New RC, Inc.

/s/ G. Arthur Padmore                /s/ David M. Kleppinger
---------------------------------    ----------------------------------------
Division of the Public Advocate      BOC Gases, Inc.

/s/ Louis R. Monacell,               /s/ Lance Haver
---------------------------------    ----------------------------------------
Delaware Electric Users Group        Consumers Education & Protective
                                     Association of Delaware

/s/ Michael A. Dennis                /s/ Eric M. Page
---------------------------------    ----------------------------------------
International Brotherhood of         Old Dominion Electric Cooperative
Electrical Workers, Local 1307

/s/ Bernard J. August                /s/ E. Paul Bienvenue
---------------------------------    ----------------------------------------
Bernard J. August                    Delaware Electric Cooperative

                                  Attachment 1

                                                    P.S.C. Del. No. 8 - Electric
                                                      First Revised Leaf No. 38a

Delmarva Power & Light Company d/b/a Conectiv Power Delivery
--------------------------------------------------------------------------------


                              RULES AND REGULATIONS

               SECTION XIX - MARKET PRICED SUPPLY SERVICE ("MPSS")


     Market Priced Supply Service ("MPSS") is the provision of electricity, ancillary, transmission and related services to Customers by the Company and is designed to recover the current market cost of electricity, ancillary and transmission services for combined Electric Supply & Delivery Service Customers. The Market Priced Supply Service charge includes the current market price for capacity, energy, ancillary services, and transmission service for the Company's service territory.

     The Market Priced Supply Service is applicable to any customer who is served under Service Classifications: "MGS-S", "LGS-S", "GS-P", "GS-T", "ORL", "OL" or "NCR", and who has purchased its electric supply services from an Electric Supplier, other than the Company, and returns to the Company for electric supply services for its account. The Customer's account must remain on MPSS for at least one (1) billing month, after which, and beginning on the Customer's scheduled meter reading date, the account will be eligible to be served by an Electric Supplier. The Customer may not switch from the Company's Market Priced Supply Service to the Company's Standard Offer Service.

     The Market Priced Supply Service charge shall be a negotiated market price, if mutually agreeable to the Company and the Customer in each party's sole discretion, or the sum of the following billing components:

     1. The market hourly energy charge which is determined by multiplying the Customer's hourly load, adjusted for the applicable loss adjustment factor for the Customer's service voltage level, with the hourly integrated DPL Zone Real Time Locational Marginal Priced ("LMP"), or its successor, as determined and reported by the PJM Interconnection, LLC ("PJM"). When a Customer's account does not have interval metering, the Customer's Service Classification's load profile data will be used to develop the hourly use by customer class that will be adjusted for losses. Using the hourly use and the hourly LMP, or its successor, a customer class average daily energy rate will be developed which will be applied to the Customer's kWh usage for each day.

     2. The annual ancillary charge which is determined by multiplying DPL's annual total ancillary service charges for the previous calendar year, as determined and reported by the PJM Interconnection, LLC ("PJM") and charged to the Company by the ratio of the Customer's annual peak load contribution for capacity obligation including losses, adjusted for the applicable PJM determined capacity reserve margin factor over Delmarva's annual capacity obligation including losses, adjusted for the applicable PJM determined capacity reserve margin factor. The annual ancillary

--------------------------------------------------------------------------------
Filed December xx, 2001                     Effective with Meter Readings
                                                    On and After October 1, 2002
                    Proposed Settlement in Docket No. 01-194

                                                    P.S.C. Del. No. 8 - Electric
                                                            Original Leaf No. 38

Delmarva Power & Light Company d/b/a Conectiv Power Delivery
--------------------------------------------------------------------------------


                              RULES AND REGULATIONS

               SECTION XIX - MARKET PRICED SUPPLY SERVICE ("MPSS")


          charge will be divided by 12 and billed monthly. This ancillary charge supersedes and is in lieu of the "Ancillary Service Energy Rate" component of the applicable Service Classification under which the Customer is receiving Delivery Service.

     3. The capacity charge which is determined by multiplying the Customer's annual peak load contribution for capacity obligation including losses, adjusted for the applicable PJM determined capacity reserve margin factor, by DPL's average cost of capacity for the billing month. The average cost of capacity is the weighted average, based on "Total MW Cleared," and the Clearing Prices of the transactions reported in PJM Monthly and the Multi-Monthly Capacity Credit Markets that includes the billing month, adjusted for any PJM Daily Deficiency Penalties charged by PJM to DPL as a result of a shortfall between capacity acquired to serve MPSS customers and the capacity obligation including losses of such customers, as adjusted, excluding any such Penalties incurred as the result of Delmarva's waste, bad faith or abuse of discretion. MPSS customers shall not be charged any portion of a PJM Daily Deficiency Penalty charged by PJM to DPL as the result of a shortfall between capacity acquired to serve customers not served under the MPSS and the capacity obligations including losses, as adjusted, of such customers.

     4. The transmission service charge which shall be as provided in the "Transmission Rate" and/or the "Transmission Demand Rate" components of the applicable Service Classification under which the Customer is receiving Delivery service.

     5. The market hourly energy prices and market daily capacity prices used for the Market Priced Supply Service are available on the PJM internet web site: www.pjm.com. In the event the Customer wishes to track or estimate its costs under this service, it is the Customer's responsibility to construct, operate and maintain, at its sole expense, all communications structures, equipment, and any other apparatus necessary to ensure its timely receipt of the market hourly energy prices and market daily capacity prices for the Customer's use in operating its facility.

--------------------------------------------------------------------------------
Filed December xx, 2001                    Effective with Meter Readings
                                                    On and After October 1, 2002
                    Proposed Settlement in Docket No. 01-194

                                  Attachment 2

             Illustrative Examples of How Congestion Mechanism Works

1) No one else is ever obligated to contribute any funds toward relieving congestion.

2) But, the cost-effectiveness test looks initially only to the congestion costs of Delmarva and a portion of any net credits from congestion that Delmarva received during the congestion period. Thus, if Delmarva is the only entity paying to construct the upgrades, the project will be cost effective only if it permits Delmarva to avoid a sufficient amount of congestion to make the project economically viable.

3) Only congestion on the Delmarva peninsula "counts." That is for triggering purposes (1000 hours), only congestion hours for which one or more Delmarva facilities are listed as the Contingency on PJM's Off-Cost Operations data "count," subject to defined exclusions for forced generation and transmission outages and construction. For cost-effectiveness purposes, one looks at the total amount of congestion that would have been avoided if the analyzed facility(ies) had been in service. Special rules apply to adjust the cost-effectiveness test for periods in which there are FTR credits that exceed Delmarva's congestion charges and to earmark funds when cost-effective projects are identified but not constructed.

4) EXAMPLE 1:

     STEP 1 ANALYSIS

          In 2002, there are 1,200 hours of congestion on the Delmarva peninsula based on PJM's Off Cost Operations data.
          Associated congestion costs for Delmarva is $200,000.
          Associated congestion costs for ODEC is $100,000.
          Associated congestion costs for other market participants is $50,000. Analysis indicates that the least-cost option to reduce congestion levels below 1,000 is an upgrade to a Delmarva facility that would reduce congestion hours by 500 hours.
          Analysis indicates that had the upgrade been in place during 2002, there would have been $100,000 less congestion for Delmarva, $80,000 less congestion for ODEC, and $20,000 less congestion for other market participants.
          Congestion costs exceed FTR credits.

          Estimated carrying cost of the facility is: $80,000.

     Result: Project is cost-effective for Delmarva under the Step 1 Analysis to construct without a contribution from other entities. Estimated "savings" for Delmarva are $100,000, and estimated carrying costs are $80,000. When transmission rates are next reset, rate base would increase by cost of project.

EXAMPLE 2:

     STEP 2 ANALYSIS

     Same facts as above, except that:

          Estimated carrying cost of the facility is $110,000, and During 2002, FTR credits on the PJM bills are $240,000 higher than Delmarva's congestion costs.

     Step 1 Result: Project is not cost-effective for Delmarva to construct under the Step 1 Analysis. Estimated "savings" for Delmarva are $100,000, but estimated carrying costs are $110,000.

     Step 2 Result. The ratio of excess congestion over the total hours of congestion (200/1200) is multiplied against the $240,000 in net FTR credits, which result is deemed to provide an additional $20,000 in "benefits" toward the cost-effectiveness test. Project is "cost-effective" for Delmarva to construct. Estimated savings and deemed benefits are $100,000 plus $20,000 and estimated carrying costs are $110,000. When transmission rates are next reset, rate base would increase by the cost of the project minus the $20,000 in carry-forward net FTR credits applied.

EXAMPLE 3:

     STEP 3 ANALYSIS

          Same facts as in Example 2, except that Estimated carrying cost of the facility are $130,000; ODEC's load ratio share is 30%, and its congestion savings are calculated by ODEC to be $50,000.

     STEP 1 Analysis Result: Project is not cost-effective for Delmarva to construct. Estimated "savings" for Delmarva is $100,000, but estimated carrying costs are $130,000.

     STEP 2 Analysis Result: Project is not cost-effective to construct. Estimated savings and deemed FTR benefits are $100,000 plus $20,000, but estimated carrying costs are $130,000.

     STEP 3 Analysis Result. Other load serving entities are solicited for an additional contribution, plus CIAC tax effects. It is recognized that an entity making a load ratio share contribution plus CIAC tax effects would still be subject to a load-ratio share of any transmission rate increases caused by Delmarva's contribution to the project. In recognition of this, but without an intent to create a one-for-one offset, the contribution solicited would be no larger than necessary to close the "gap." That is, for example, ODEC would not be requested to provide 30% of the capital costs with annual carrying charges of $130,000 of project (plus CIAC tax effects), but rather only the capital costs associated with annual carrying charges of $10,000 (plus CIAC tax effects). Under this scenario, while Delmarva saves $100,000 in congestion costs and ODEC saves $50,000; Delmarva will expend capital associated with $120,000 in carrying costs, while ODEC will expend capital associated with $10,000. Presumably, ODEC would make a capital contribution in its own economic interest. When transmission rates are next reset, rate base would increase by the cost of the project minus the CIAC contributed by others and the $20,000 in carry-forward net FTR credits applied.

EXAMPLE 4

     Same as in Example 3, but ODEC's calculation of its estimated congestion savings are only $5,000, and no other market participant makes a contribution.

     Result: Under all three Steps, the project is not cost-effective and is not constructed. Delmarva, however, earmarks $20,000 toward future projects and to the extent not offset in future years by a negative carry-forward net FTR credit, the rate base effect of such future projects would be reduced by $20,000.